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INTEL CORPORATION
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INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
(408) 765-8080
March 28, 2006
Dear Stockholder:
      We will hold our 2006 Annual Stockholders’ Meeting at 8:30 a.m. Pacific Time on May 17, 2006 at the Santa Clara Convention Center in Santa Clara, California, and we look forward to your attendance either in person or by proxy. For your convenience, we are pleased to offer a live webcast of the annual meeting at www.intc.com.
      If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from our Board of Directors are enclosed. If you received your annual meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at www.intel.com/intel/annualreports/2005.
      We encourage you to conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up for electronic delivery of our stockholder communications. For more information, see “Electronic Delivery of Our Stockholder Communications” in the proxy statement.
      At this year’s annual meeting, the agenda includes the annual election of directors; amendment of Intel’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”) to repeal the fair price provision and to repeal the supermajority vote provisions; ratification of our independent registered public accounting firm; approval of the 2006 Equity Incentive Plan; and approval of the 2006 Stock Purchase Plan. The Board of Directors recommends that you vote FOR election of the director nominees and FOR each of the proposals on the agenda. Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting.
      Your Intel stockholder vote is important. Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted on at the annual meeting. As discussed further in the proxy statement, the election of each director requires the majority of the votes cast with respect to the director; the proposals to repeal the fair price provision and to repeal the supermajority vote provisions require the vote of 66 2/3% of the outstanding shares of common stock; and each other proposal included in this year’s proxy statement requires the majority of votes present or represented by proxy at the annual meeting. Many of our stockholders do not vote, so the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of Intel. In addition, banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the proposals approving the 2006 Equity Incentive Plan and approving the 2006 Stock Purchase Plan, which further reduces the number of votes cast. For these reasons, we strongly urge you to cast your vote.
      If you have any questions concerning the annual meeting or the proposals, please contact our Investor Relations department at (408) 765-1480. For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, by e-mail through their web site at www.computershare.com/contactus or by phone at (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada). You can view your Intel stock holdings electronically and perform other transactions by enrolling in Computershare’s Investor Centre at www.computershare.com. For questions related to voting, you may contact D. F. King & Co., Inc., our proxy solicitors, at (800) 859-8509 (within the U.S. and Canada) or (212) 269-5550 (outside the U.S. and Canada).
Sincerely yours,
Craig R. Barrett
Chairman of the Board

INTEL CORPORATION

Notice of Annual Stockholders’ Meeting
May 17, 2006
8:30 a.m. Pacific Time

Dear Stockholder:
      You are cordially invited to attend our 2006 Annual Stockholders’ Meeting, which will be held at 8:30 a.m. Pacific Time on May 17, 2006 at the Santa Clara Convention Center, Santa Clara, California. Doors will open at 8:00 a.m. Driving directions and a map are on the back cover of the proxy statement that follows this notice. For your convenience, we are pleased to offer a live webcast of the annual meeting at www.intc.com. For further details, see “Attending the Annual Meeting” in the proxy statement.
      We are holding the annual meeting for the following purposes:

1.	To elect 11 directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed.

2.	To amend the Second Restated Certificate of Incorporation (“Certificate of Incorporation”) to repeal Article 10 (the “fair price provision”).

3.	To amend the Certificate of Incorporation to repeal Article 7 and Article 12 (the “supermajority vote provisions”).

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year.

5.	To approve the 2006 Equity Incentive Plan.

6.	To approve the 2006 Stock Purchase Plan.

7.	To transact other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.
      The proxy statement fully describes these items. We have not received notice of other matters that may be properly presented at the annual meeting.
      Only stockholders of record at the close of business on March 20, 2006 will be entitled to vote at the annual meeting and any postponements or adjournments of the meeting. For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive offices, 2200 Mission College Blvd., Santa Clara, California 95054-1549. If you would like to view the stockholder list, please call our Investor Relations department at (408) 765-1480 to schedule an appointment.
      To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their votes prior to the annual meeting: (1) via the Internet, (2) by phone or (3) by mail. For further details, see “Submitting and Revoking Your Proxy” in the proxy statement. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves your company significant postage and processing costs.

The Board of Directors
Santa Clara, California March 28, 2006	By: Cary I. Klafter Corporate Secretary

ELECTRONIC DELIVERY OF OUR STOCKHOLDER COMMUNICATIONS
If you received your annual meeting materials by mail, we strongly encourage you to conserve natural resources, as well as significantly reduce your company’s printing and mailing costs, by signing up to receive your stockholder communications via e-mail. With electronic delivery, we will notify you via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.	If you are a registered holder (you hold your Intel shares in your own name through our transfer agent, Computershare Investor Services, LLC), visit www.computershare.com/us/sc/intel to enroll.

2.	If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), visit www.icsdelivery.com/intel to enroll.
Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (408) 765-1480.
ATTENDING THE ANNUAL MEETING
We are pleased to offer two options for participating in our 2006 annual meeting: (1) viewing a live webcast at www.intc.com or (2) attending in person. We will hold the annual meeting at 8:30 a.m. Pacific Time on Wednesday, May 17, 2006 at the Santa Clara Convention Center, Santa Clara, California, located at the corner of Great America Parkway and Tasman Drive. Driving directions and a map to the Convention Center are on the back cover of this proxy statement. When you arrive at the Convention Center, signs will direct you to the appropriate meeting rooms. Please note that the doors to the meeting rooms will not open until 8:00 a.m., and due to security measures, all bags will be subject to search, and all persons who attend the meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. We will not permit the use of cameras (including cell phones with photographic capabilities) and other recording devices in the meeting hall. If you choose to view the webcast, go to www.intc.com shortly before the meeting time, and follow the instructions for downloading the webcast. During the webcast, you will be able to submit questions by following the instructions on the web site. If you miss the annual meeting, you can view a replay of the webcast at www.intc.com until June 16, 2006. You need not attend the annual meeting in order to vote.

INTEL CORPORATION
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

PROXY STATEMENT

Our Board of Directors (“Board”) solicits your proxy for the 2006 Annual Stockholders’ Meeting to be held at 8:30 a.m. Pacific Time on Wednesday, May 17, 2006 at the Santa Clara Convention Center in Santa Clara, California, and at any postponement or adjournment of the meeting, for the purposes set forth in “Notice of Annual Stockholders’ Meeting.”
Record Date and Share Ownership
Only stockholders of record at the close of business on March 20, 2006 will be entitled to vote at the annual meeting. The majority of the shares of common stock outstanding on the record date must be present in person or by proxy to have a quorum. As of the close of business on February 24, 2006, we had 5,816,460,583 outstanding shares of common stock. We made copies of this proxy statement available to stockholders beginning on March 28, 2006.
Submitting and Revoking Your Proxy
If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the director nominees set forth in “Proposal 1: Election of Directors.”

•	FOR amendment of the Second Restated Certificate of Incorporation (“Certificate of Incorporation”) set forth in “Proposal 2: Amendment of the Company’s Second Restated Certificate of Incorporation to Repeal the Fair Price Provision.”

•	FOR amendment of the Certificate of Incorporation set forth in “Proposal 3: Amendment of the Company’s Second Restated Certificate of Incorporation to Repeal the Supermajority Vote Provisions.”

•	FOR ratification of the selection of the independent registered public accounting firm set forth in “Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm.”

•	FOR approval of the 2006 Equity Incentive Plan set forth in “Proposal 5: Approval of the 2006 Equity Incentive Plan.”

•	FOR approval of the 2006 Stock Purchase Plan set forth in “Proposal 6: Approval of the 2006 Stock Purchase Plan.”
In addition, if other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may be properly presented for voting at the annual meeting.
Your stockholder vote is important. Many of our stockholders do not vote, so the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of Intel. In addition, banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the proposals approving the 2006 Equity Incentive Plan and approving the 2006 Stock Purchase Plan, further reducing the number of votes cast. Therefore, it is important that you vote your shares.
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Most stockholders have three options for submitting their votes prior to the annual meeting: (1) via the Internet, (2) by phone or (3) by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves your company significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you attend the annual meeting and are a registered holder (that is, your shares are not held through a bank or brokerage firm and you appear on our stock register as having shares issued in your name), you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. At this year’s annual meeting, the polls will close at 10:00 a.m. Pacific Time; any further votes will not be accepted after that time. We intend to announce preliminary results at the annual meeting and publish final results on our Investor Relations web site at www.intc.com shortly after the meeting and also in our quarterly report on Form 10-Q for the second quarter of fiscal 2006. If you have any questions about submitting your vote, call our Investor Relations department at (408) 765-1480.
If you are a registered holder, you may revoke your proxy at any time prior to the close of the polls at 10:00 a.m. Pacific Time on May 17, 2006 by: (1) submitting a later-dated vote in person at the annual meeting, via the Internet, by telephone or by mail, or (2) delivering instructions to our Corporate Secretary prior to the annual meeting via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050 or by mail to Cary Klafter, Corporate Secretary, Intel Corporation, at M/ S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95054-1549. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.
If you participate in the Intel Stock Fund through our 401(k) Savings Plan for current and former employees, your proxy will serve as a voting instruction for Fidelity Management Trust Company, the plan’s trustee. If Fidelity does not receive voting instructions for shares in your plan account, Fidelity will vote those shares in the same proportion as other plan participants’ shares for which it has received voting instructions. You must submit your voting instructions for your Intel Stock Fund shares to Fidelity by May 12, 2006 to allow Fidelity time to receive your voting instructions and vote on behalf of the plan.
Votes Required to Adopt Proposals
Each share of our common stock outstanding on the record date will be entitled to one vote on each of the 11 director nominees and one vote on each other matter. Directors receiving the majority of votes cast (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at any such meeting and entitled to vote on the election of directors. Approval of the amendments of the Certificate of Incorporation to repeal the fair price provision and to repeal the supermajority vote provisions requires the affirmative vote of 66 2/3% of the outstanding shares of common stock. Ratification of the appointment of our independent registered public accounting firm, approval of the 2006 Equity Incentive Plan and approval of the 2006 Stock Purchase Plan will each require the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal.
For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the approval of the proposals amending the Certificate of Incorporation, the ratification of the independent registered public accounting firm, the approval of the 2006 Equity Incentive Plan and the approval of the 2006 Stock Purchase Plan, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes on a proposal (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal. Please note that banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the proposals approving the 2006 Equity Incentive Plan and approving the 2006 Stock Purchase Plan, but may vote their clients’ shares on the election of directors, approval of the proposals amending the Certificate of Incorporation and the ratification of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 1: ELECTION OF DIRECTORS
Our nominees for the election of directors at the annual meeting include nine independent directors, as defined in the applicable rules for companies traded on The NASDAQ Stock Market* (“NASDAQ”), and two members of our senior management. Each director serves a one-year term, as described below, with all directors subject to annual election. At the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors (“Board”) has nominated the persons listed below to serve as directors for the term beginning at the annual meeting on May 17, 2006.
Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this section.
If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the next annual meeting following the 2006 annual meeting or until their successors, if any, are elected or appointed. This section contains the names and biographical information for each of the nominees.
Director Changes in 2005. At the 2005 annual meeting, Andrew S. Grove retired from the Board. Craig R. Barrett succeeded Dr. Grove as Chairman of the Board, and Paul S. Otellini succeeded Dr. Barrett as Chief Executive Officer. In July 2005, the Board elected James D. Plummer to the Board.
Adoption of Majority Vote Standard for Election of Directors. In January 2006, the Board approved an amendment to Intel’s Bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Corporate Governance and Nominating Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not continue to serve on the Board as a “holdover director.” In 2006, all nominees for the election of directors are currently serving on the Board.
Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the following nominees.

Craig R. Barrett 66 Years Old Director Since 1992 Chairman of the Board of Directors of Intel	Craig R. Barrett has been Chairman of the Board since May 2005 and a director of Intel since 1992. Dr. Barrett joined Intel in 1974. In 1984, he became Vice President, and then in 1985 General Manager of the Components Technology and Manufacturing Group. Dr. Barrett became a Senior Vice President in 1987 and General Manager of the Microcomputer Components Group in 1989. He was an Executive Vice President from 1990 to 1997, Chief Operating Officer from 1993 to 1997, President from 1997 to 2002, and Chief Executive Officer from 1998 to May 2005.

Charlene Barshefsky 55 Years Old Director Since 2004 Senior International Partner at Wilmer Cutler Pickering Hale and Dorr LLP	Ambassador Charlene Barshefsky has been a director of Intel since 2004 and Senior International Partner at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP since 2001. Formerly the United States Trade Representative, Ambassador Barshefsky was the chief trade negotiator and principal trade policy maker for the United States from 1997 to 2001 and a member of the President’s cabinet. Ambassador Barshefsky is a director of the American Express Company, The Estée Lauder Companies Inc. and Starwood Hotels & Resorts Worldwide, Inc.

E. John P. Browne 58 Years Old Director Since 1997 Group Chief Executive of BP plc	E. John P. Browne, formally known as The Lord Browne of Madingley, has been a director of Intel since 1997. He has been a Managing Director of BP plc, a provider of energy and petrochemicals, since 1991 and Group Chief Executive since 1995. Lord Browne is also a non-executive director of the Goldman Sachs Group, Inc.

D. James Guzy 70 Years Old Director Since 1969 Chairman of SRC Computers, Inc.	D. James Guzy has been a director of Intel since 1969 and is Co-Chairman of the Corporate Governance and Nominating Committee of the Board. Since 1996, he has been Chairman of SRC Computers, Inc., a private corporation. Mr. Guzy is also Chairman of the Board of PLX Technology, Inc. and a director of Cirrus Logic Inc. and Alliance Bernstein Core Mutual Fund. He also holds three directorships within the Davis Funds complex.

Reed E. Hundt 58 Years Old Director Since 2001 Principal of Charles Ross Partners, LLC	Reed E. Hundt has been a director of Intel since 2001 and is Chairman of the Compensation Committee of the Board. Since 1998, Mr. Hundt has been a principal of Charles Ross Partners, LLC, a private investor and business advisory service. Also since 1998, he has served as an independent advisor on information industries to McKinsey & Company, Inc., a management consulting firm, and, since 2000, to The Blackstone Group, a private equity firm. From 1993 to 1997, Mr. Hundt was Chairman of the Federal Communications Commission.

Paul S. Otellini 55 Years Old Director Since 2002 President and Chief Executive Officer of Intel	Paul S. Otellini has been a director and President of Intel since 2002 and Chief Executive Officer since May 2005. Mr. Otellini joined Intel in 1974. In 1990, Mr. Otellini became the General Manager of the Microprocessor Products Group. He was elected a corporate officer in 1991, a Senior Vice President in 1993 and Executive Vice President in 1996. From 1994 to 1998, Mr. Otellini served as General Manager of the Sales and Marketing Group; from 1998 to 2002, he served as General Manager of the Intel Architecture Group; and from 2002 to May 2005, he served as our Chief Operating Officer. Mr. Otellini is a director of Google, Inc.

James D. Plummer 61 Years Old Director Since 2005 John M. Fluke Professor of Electrical Engineering Frederick E. Terman Dean of the School of Engineering, Stanford University	James D. Plummer has been a director of Intel since July 2005. He has been a Professor of Electrical Engineering at Stanford since 1978 and Dean of the School of Engineering since 1999. Dr. Plummer is a member of the National Academy of Engineering. His research and teaching at Stanford focus on nanoscale silicon devices and technology. Dr. Plummer is also a director of International Rectifier Corporation, a semiconductor manufacturer, and Leadis Technology, Inc., a semiconductor company.

David S. Pottruck 57 Years Old Director Since 1998 Chairman and Chief Executive Officer of Red Eagle Ventures, Inc.	David S. Pottruck has been a director of Intel since 1998 and is Chairman of the Retirement Plans Investment Policy Committee. Since August 2005, Mr. Pottruck has been Chairman and Chief Executive Officer of Red Eagle Ventures, Inc., a San Francisco private equity firm. Mr. Pottruck is also Chairman of Eos Airlines and serves as a Senior Fellow in the Wharton School of Business Center for Leadership and Change Management. In 2004, Mr. Pottruck resigned from The Charles Schwab Corporation, a financial services provider, after a 20-year career, having served as President, Chief Executive Officer and a member of the board of directors.

Jane E. Shaw 67 Years Old Director Since 1993 Retired Chairman and Chief Executive Officer of Aerogen, Inc.	Jane E. Shaw has been a director of Intel since 1993 and is Chairman of the Audit Committee of the Board. In June 2005, Dr. Shaw retired as Chairman and Chief Executive Officer of Aerogen, Inc., a company developing drug-device combination aerosol products for patients with respiratory disorders, after eight years with the company. She was President and Chief Operating Officer of ALZA Corporation, a pharmaceutical company, from 1987 to 1994. Dr. Shaw is a director of McKesson Corporation and OfficeMax Incorporated (until April 2006).

John L. Thornton 52 Years Old Director Since 2003 Professor and Director of Global Leadership, Tsinghua University, Beijing	John L. Thornton has been a director of Intel since 2003 and is Chairman of the Finance Committee of the Board. He is Professor and Director of Global Leadership at Tsinghua University in Beijing. Mr. Thornton retired in 2003 as President and Co-Chief Operating Officer, and as a member of the board of directors, of the Goldman Sachs Group, Inc. after a 22-year career. Mr. Thornton is a director of China Netcom Communications Group Corporation, the Ford Motor Company, News Corporation and The Pacific Century Group, Inc.

David B. Yoffie 51 Years Old Director Since 1989 Max and Doris Starr Professor of International Business Administration, Harvard Business School	David B. Yoffie has been a director of Intel since 1989. He is Lead Independent Director, Co-Chairman of the Corporate Governance and Nominating Committee of the Board and Chairman of the Executive Committee of the Board. Dr. Yoffie has been the Max and Doris Starr Professor of International Business Administration at the Harvard Business School since 1993 and has been on the Harvard University faculty since 1981. He is also a director of The Charles Schwab Corporation.
Intel stock ownership information for these individuals is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based on information furnished by the respective individuals.
Director Emeritus
The Board has elected Gordon Moore as Chairman Emeritus and Director Emeritus. We do not have any other directors emeriti. Dr. Moore is invited to attend Board and Board committee meetings, but he does not have voting rights. Director emeritus is an unpaid position. We will reimburse Dr. Moore for his attendance-related expenses, although he has not to date requested any reimbursement.

Gordon E. Moore 77 Years Old Director Emeritus Since 2001 Chairman Emeritus of the Board of Directors of Intel Since 1997	Gordon E. Moore was a director of Intel from 1968 to 2001 and has been Chairman Emeritus of the Board since 1997. Dr. Moore co-founded Intel in 1968 and served as Executive Vice President until 1975. From 1975 to 1987, he served as Chief Executive Officer; and from 1979 to 1997, he served as Chairman. Dr. Moore is a director of Gilead Sciences, Inc.
THE BOARD, BOARD COMMITTEES AND MEETINGS
Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations. Our Board currently consists of 11 directors. The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer (“CEO”), as directors. The current Board members include nine independent directors and two members of our senior management. The Board also has one director emeritus who may participate in Board meetings but does not vote.
“Independent” Directors. Each of our directors other than Craig R. Barrett and Paul S. Otellini qualifies as “independent” in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management.
In addition, as required by NASDAQ rules, the members of the Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (“SEC”) for members of audit committees. The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” E. John P. Browne is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Lord Browne’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Lord Browne any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. The Board has also determined that each Audit Committee member has sufficient knowledge in reading and understanding the company’s financial statements to serve on the Audit Committee.
Board Responsibilities and Structure. The primary responsibilities of the Board are oversight, counseling and direction to our management in the long-term interests of the company and our stockholders. The Board’s detailed responsibilities include: (a) selecting and regularly evaluating the performance of the CEO and other senior executives; (b) planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving our major financial objectives and strategic and operating plans, business risks and actions; (d) overseeing the conduct of our business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with law and ethics. The Board has instructed our CEO, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions that we may undertake.
The Board’s general policy, based on experience, is that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. In addition, the Board has an independent director designated as the Lead Independent Director. The general authority and responsibilities of the Lead Independent Director are established in a written charter adopted by the Board, and include presiding at all meetings of the Board when the Chairman is not present; serving as a liaison between the Chairman and the independent directors; approving the information, agenda and meeting schedules sent to the Board; calling meetings of the independent directors; and being available for consultation and communication with stockholders.
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Lead Independent Director leads those sessions. Board members have access to all of our employees outside of Board meetings, and the Board has a program that encourages each director to visit different Intel sites and events worldwide on a regular basis and meet with local management at those sites and events.
Board Committees and Charters. The Board has delegated various responsibilities and authority to different Board committees, as described in this section of the proxy statement and in the committee charters. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating, Executive and Finance Committees. In addition, the Finance Committee has the authority to appoint the members of the Retirement Plans Investment Policy Committee, and there are Board members serving on that committee. Each member of the Audit, Compensation, Corporate Governance and Nominating, and Finance Committees is an independent director as defined by NASDAQ standards. Each of the Board committees has a written charter approved by the Board, and each committee conducts an annual evaluation of the committee’s performance. Copies of each charter, including the charter describing the position of Lead Independent Director, are posted on our Investor Relations web site at www.intc.com under the “Governance/ Responsibility” section and the “Other Corporate Documents” tab. Each committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. The current members of the committees are identified in the following table.

			Corporate			Retirement Plans
			Governance			Investment
Director	Audit	Compensation	and Nominating	Executive	Finance	Policy

Craig R. Barrett				✓
Charlene Barshefsky					✓	✓
E. John P. Browne	✓	✓
D. James Guzy	✓		Co-Chair
Reed E. Hundt		Chair	✓
Paul S. Otellini				✓
James D. Plummer	✓
David S. Pottruck		✓				Chair
Jane E. Shaw	Chair		✓
John L. Thornton					Chair
David B. Yoffie			Co-Chair	Chair	✓
Audit Committee. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. In 2005, the Audit Committee held nine meetings. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” and the Audit Committee’s charter.

Compensation Committee. The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation, and administers our stock option plans, including reviewing and granting stock options to our executive officers. The Compensation Committee also reviews and determines various other company compensation policies and matters. The Compensation Committee held five meetings in 2005 and also regularly acts by written consent. For more information, see “Report of the Compensation Committee on Executive Compensation.”
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (“Committee”) reviews and reports to the Board on a periodic basis with regard to matters of corporate governance and corporate social responsibility, such as environmental, workplace or stakeholder issues. The Committee also reviews and assesses the effectiveness of the Board’s Guidelines on Significant Corporate Governance Issues (“Guidelines”), makes recommendations to the Board regarding proposed revisions to the Guidelines, and makes recommendations to the Board regarding the size and composition of the Board. In addition, the Committee makes recommendations to the Board regarding the agendas for our annual meetings, reviews stockholder proposals and makes recommendations to the Board for action on such proposals, and reviews and makes recommendations concerning compensation for the independent directors. The Committee held three meetings in 2005.
The Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes issues of diversity in numerous factors such as age; understanding of and experience in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and others as considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. The Committee establishes procedures for the nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board.
Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2005, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. James D. Plummer, who first joined our Board in July 2005, was initially suggested as a candidate to the Board by an executive officer of the company other than the CEO. The Committee will consider candidates proposed by stockholders, and has from time to time received unsolicited candidate proposals from stockholders. The Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for the Committee’s consideration should submit the candidate’s name and qualifications to our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050 or by mail to Cary Klafter, Corporate Secretary, Intel Corporation, M/ S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95054-1549.
Executive Committee. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by applicable law. The Executive Committee held one meeting in 2005.
Finance Committee. The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; our cash and dividend policy and dividend declarations; banking arrangements, including investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves finance and other cash management transactions whose authorization is not otherwise approved by the Board or delegated to our management. During 2005, the Finance Committee held two meetings.
Retirement Plans Investment Policy Committee. The Finance Committee appoints the members of the Retirement Plans Investment Policy Committee, which is responsible for adopting and amending investment policies for our U.S. employee retirement plans. The members of this committee also include company officers.
Attendance at Board, Committee and Annual Stockholders’ Meetings. The Board held eight meetings in 2005. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the annual meeting. In 2005, each director attended the 2005 Annual Stockholders’ Meeting, each meeting of the Board and each committee meeting on which he or she served, with the exception of E. John P. Browne, who missed two meetings of the Board, and John L. Thornton, who missed one meeting of the Board. All directors attended at least 75% of the meetings of the Board and the committees on which he or she served.
We have a policy, and an approval process, that generally limits each of our employees to serving on no more than one organization’s board of directors as a personal, non-Intel activity. The approval process considers both the time commitment involved and the potential for business conflicts between Intel and the other organization. This policy is applicable to our two management directors and our other officers.
Communications from Stockholders to the Board. The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of our Corporate Secretary. Stockholders can send communications by e-mail to corporate.secretary@intel.com, by fax to (408) 653-8050 or by mail to Cary Klafter, Corporate Secretary, Intel Corporation, M/ S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95054-1549. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, our Corporate Secretary may forward some of that correspondence elsewhere in the company for review and possible response.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted a set of Guidelines on Significant Corporate Governance Issues (“Guidelines”). The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and periodically reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may periodically amend the Guidelines and may waive, suspend or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Guidelines on our Investor Relations web site at www.intc.com under the “Governance/ Responsibility” section.
Among other matters, the Guidelines include the following items concerning the Board:

•	The Board believes that there should be a substantial majority of independent directors on the Board. The Board’s general policy, based on experience, is that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. The Board has an independent director designated as the Lead Independent Director, who is responsible for coordinating the activities of the other independent directors and performing various other duties.

•	Independent directors meet on a regular basis apart from other Board members and management representatives, and the Lead Independent Director is responsible for setting the agenda and running the meetings.

•	All directors stand for reelection every year.

•	The Board has adopted a retirement policy for officers and directors. Under the policy, independent directors may not stand for reelection after age 72, and management directors, other than former CEOs, may not stand for reelection after age 65. The CEO may continue as CEO no later than the annual meeting at which the person is age 60; however, a former CEO may continue to be employed by the company in another capacity beyond that time, including until age 72 as a director or Chairman of the Board. Other corporate officers may continue as such no later than age 65.

•	The Board has adopted a policy that directors are required to offer their resignation upon a significant change of principal employer or position.

•	The Board has adopted a policy that directors are limited to service on four public company boards, including Intel’s. If the director serves as an active chief executive officer of a public company, the director is limited to service on three public company boards, including Intel’s.

•	Board compensation should be a mix of cash and equity-based compensation. Management directors will not be paid for Board membership in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from Intel in addition to their Board compensation. To the extent practicable, independent directors who are affiliated with our service providers will undertake to ensure that their compensation from such providers does not include amounts connected to payments by Intel.

•	Board members must act at all times in accordance with the requirements of our Corporate Business Principles, which are applicable to each director in connection with his or her activities related to Intel. This obligation includes adherence to our policies with respect to conflicts of interest, confidentiality, protection of our assets, ethical conduct in business dealings, and respect for and compliance with applicable law. We will report to the Board any waiver of the requirements of the Corporate Business Principles with respect to any individual director or executive officer, and such waiver is subject to the Board’s approval.

•	The Board appoints members of Board committees.

•	The Audit, Compensation, and Corporate Governance and Nominating Committees consist entirely of independent directors.

•	We expect the annual cycle of agenda items for Board meetings to change on a periodic basis to reflect Board requests and changing business and legal issues. The Board will have regularly scheduled presentations from Finance, Sales and Marketing, and our major business units and operations. The Board’s annual agenda will include, among other items, our long-term strategic plan, capital projects, budget matters and management succession.

•	The Board has access to, and may contact and meet with, any of our employees. The Board has a program for members to visit our sites and meet with local management and other employees on a worldwide basis.

•	The CEO reports at least annually to the Board on succession planning and management development.

•	At least annually, the Board evaluates the performance of the CEO and other senior management personnel.

•	The Chairman of the Board manages a process whereby the Board and its members are subject to annual evaluation and self-assessment.

•	The Board works with management to schedule new-director orientation programs and continuing education programs for directors. The orientation programs are designed to familiarize new directors with our businesses, strategies and challenges, and to assist new directors in developing and maintaining the skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for Board members may include a mix of in-house and third-party presentations and programs.

•	The Board has adopted a policy committing not to issue shares of preferred stock to prevent an unsolicited merger or acquisition.
The “Governance/ Responsibility” section of our Investor Relations web site at www.intc.com also includes our Corporate Business Principles and Principles for Responsible Business. Our Corporate Business Principles is our code-of-ethics document for all employees and also applies to our independent directors with regard to their Intel-related activities. In addition to the Corporate Business Principles, we have adopted Principles for Responsible Business, which are intended to succinctly express our commitment to ethical and legal business practices on a worldwide basis. We discuss most of those topics in greater detail in our Corporate Business Principles, and we cover other topics in other company policies and practices.
Directors and officers are encouraged to be Intel stockholders through their participation in our equity incentive and employee stock purchase plans. The Board has established stock ownership guidelines for our independent directors and corporate officers to help ensure that they each maintain an equity stake in Intel, and by doing so, appropriately link their interests with those of our other stockholders. These stock ownership guidelines provide that within a five-year period following appointment or election, the covered individuals should attain and hold an investment position (not including unexercised stock options) of no less than a specified number of shares of our stock. For officers, this is approximately three to five times the sum of their annual baseline total cash compensation, depending on the officer’s scope of responsibilities. For non-employee directors, the guideline is 10,000 shares. With limited exceptions, directors and officers may not invest in, purchase, or otherwise receive or write derivatives of our securities, such as puts and calls on our securities, or enter into any “short sales” or “short positions” with respect to our securities. A short position is one in which the holder will profit if the market price of the securities either remains the same or decreases. We consider it inappropriate and contrary to the interests of Intel and our stockholders for directors and officers to take such investment positions.
Policy on poison pills. In 2001, a stockholder submitted a request to us regarding the approval process for adopting stockholders’ rights plans (also known as “poison pills”). We do not have a poison pill and are not presently considering the adoption of such a device. Following consideration of the stockholder’s request, the Board included in the Guidelines a statement of policy that it shall seek and obtain stockholder approval before adopting any poison pill, provided, however, that the Board may revise or repeal this policy without prior public notice, and the Board may thereafter determine to act on its own to adopt a poison pill if, under the circumstances, the Board in the exercise of its fiduciary responsibilities, including the majority of the independent members of the Board, deems it to be in the best interests of our stockholders to adopt a poison pill without the delay in adoption that would come from the time reasonably anticipated to seek stockholder approval. If the Board adopts a poison pill without prior stockholder approval, the Board will submit the poison pill to an advisory vote by the company’s stockholders within 12 months from the date the Board adopts the pill. If the company’s stockholders fail to approve the poison pill, the Board may elect to terminate, retain or modify the poison pill in the exercise of its fiduciary responsibilities. The Board has directed the Corporate Governance and Nominating Committee to review this policy statement on an annual basis and to report to the Board on any recommendations that it may have concerning the policy. The Corporate Governance and Nominating Committee last reported to the Board on this policy in January 2006.
DIRECTORS’ COMPENSATION
The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. Intel does not pay employee directors for Board service in addition to their regular employee compensation. The Board’s Corporate Governance Guidelines provide that independent directors may not receive consulting, advisory or other compensatory fees from Intel in addition to their Board compensation. To the extent practicable, independent directors affiliated with Intel’s service providers ensure that their compensation from such providers does not include amounts connected to Intel’s payments.
The Corporate Governance and Nominating Committee (“Committee”), which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation. In accordance with the Committee’s recommendations, the Board determined the non-employee directors’ compensation effective July 2005 as follows:

•	Increase the annual cash retainer from $60,000 to $75,000
•	Increase the Lead Independent Director annual fee from $20,000 to $30,000
•	Maintain the Audit Committee chair annual fee of $20,000
•	Maintain all other committee chair annual fees of $10,000
•	Add an annual fee of $10,000 for all non-chair Audit Committee members
•	Continue annual equity grants to non-employee directors
The table below details the compensation earned by Intel’s non-employee directors in 2005.

			Committee	Audit
	Total of	Annual	Chair/Lead	Committee	Total 2005	Securities
	Columns	Retainer	Director	Member Fee	Cash	Underlying Options
Non-Employee Director	($)(1)	($)(2)	Fees ($)	($)(3)	Payments ($)	(#)	($)(4)

Charlene Barshefsky	178,960	67,500	—	—	67,500	19,000	111,460
E. John P. Browne	183,960	67,500	—	5,000	72,500	19,000	111,460
D. James Guzy	193,960	67,500	10,000	5,000	82,500	19,000	111,460
Reed E. Hundt	188,960	67,500	10,000	—	77,500	19,000	111,460
James D. Plummer(5)	125,495	37,500	—	—	37,500	15,000	87,995
David S. Pottruck	188,960	67,500	10,000	—	77,500	19,000	111,460
Jane E. Shaw	198,960	67,500	20,000	—	87,500	19,000	111,460
John L. Thornton	188,960	67,500	10,000	—	77,500	19,000	111,460
David B. Yoffie	223,960	67,500	45,000 (6)	—	112,500	19,000	111,460

(1)	“Total of Columns” sums the fees paid in cash and the Black-Scholes values of the option awards granted in 2005, but does not include the actuarial increase in pension benefits under the former director retirement plan, the earnings on the directors’ deferred compensation accounts or other benefits described below.

(2)	The annual retainer is prorated based on an annual rate of $60,000 for the first half of 2005 and $75,000 for the second half of 2005.

(3)	The Audit Committee member fee is prorated based on an annual rate of $10,000 starting in the second half of 2005.

(4)	These amounts represent the estimated present value of stock options on the date of grant, calculated using the Black-Scholes option pricing model, based on the following assumptions: a volatility of 0.23; an expected life of 4 years; a risk-free interest rate of 4.0%; and a dividend yield of 1.2%. We use the simplified calculation of expected life described in Staff Accounting Bulletin 107. Management believes that this calculation provides a reasonable estimate of expected life for the company’s stock option grants. These options were granted on July 20, 2005 at an exercise price of $27.15 per share.

(5)	Dr. Plummer joined Intel’s Board in July 2005 and received a prorated cash retainer and stock option grant for his service in 2005.

(6)	The Lead Independent Director annual fee is prorated based on an annual rate of $20,000 for the first half of 2005 and $30,000 for the second half of 2005.

The table below provides information on the outstanding equity awards at fiscal year-end for directors.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2005 (#)(1)		December 31, 2005 ($)(2)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Charlene Barshefsky	20,000	19,000	—	—
E. John P. Browne	90,000	19,000	93,450	—
D. James Guzy	170,000	19,000	943,522	—
Reed E. Hundt	80,000	19,000	93,450	—
James D. Plummer	—	15,000	—	—
David S. Pottruck	110,000	19,000	93,450	—
Jane E. Shaw	130,000	19,000	293,254	—
John L. Thornton	27,500	19,000	4,750	—
David B. Yoffie	130,000	19,000	293,254	—

(1)	These amounts represent the total number of shares subject to stock options held by the directors at December 31, 2005. These options were granted on various dates during the years 1996 through 2005. Unexercisable options are those that are not yet vested.

(2)	These amounts represent the difference between the exercise price of the stock options and $24.96, which was the closing price of our common stock on December 30, 2005 as reported by The NASDAQ Stock Market* (the last day of trading for the fiscal year ended December 31, 2005) for all in-the-money options held by the director. The in-the-money stock option exercise prices ranged from $8.70 to $24.58. These stock options were granted at the market price of the stock on the grant date.
Intel does not pay meeting fees. Intel reimburses the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing-education programs. Each director is given a notebook computer for his or her personal use, and is also offered the use of other equipment employing Intel technology, such as consumer electronics devices using Intel® Viivtm technology. The director receives a “tax gross-up” payment at an assumed 35% federal income tax rate in the event that the provision of this equipment is considered taxable income. Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for matching funds in an amount up to $10,000 per year.
In accordance with Intel’s 2004 Equity Incentive Plan, option grants to independent directors may not exceed 30,000 shares per director per year, and the option exercise price must be at least equal to the market value on the date of grant. On July 20, 2005, Intel granted each independent director an option to purchase a total of 19,000 shares at an exercise price of $27.15 per share. Dr. Plummer received a prorated portion of options totaling 15,000 on this date for his service to the Board starting in July 2005. Directors’ options vest in full one year from the date of grant. Intel’s share ownership guideline requires that non-employee directors hold 10,000 shares of Intel common stock within five years of being elected to the Board.
The Committee and the Board have approved a new 2006 Equity Incentive Plan (“2006 EIP”) for which Intel is seeking stockholder approval at the annual meeting (see “Proposal 5: Approval of the 2006 Equity Incentive Plan”). The 2006 EIP authorizes stock options, stock appreciation rights, restricted stock or restricted stock unit awards to directors. Beginning in 2006, the Committee expects to recommend the use of restricted stock units in addition to stock options for directors.
Intel has a deferred compensation plan that allows the independent directors to defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments over five years or 10 years, and either to begin receiving distributions at retirement or at the earlier of retirement and a date specified at the time of the election, which cannot be less than 24 months from the election date. This deferred compensation is Intel’s unsecured obligation. Dr. Shaw and Ambassador Barshefsky participated in the deferred compensation plan with respect to their cash payments for 2005, and they and other directors have participated in prior years.
In 1998, the Board terminated its retirement program for independent directors. Independent directors serving at the time of termination were vested with the number of years served, and will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon the director’s departure from the Board and continuing for the lesser of the number of years served as an independent director or the life of the director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
To our knowledge, the following table sets forth information regarding ownership of our common stock on February 24, 2006 by (i) each of our directors, our director emeritus and named executive officers, (ii) one holder of more than 5% of our common stock, and (iii) all of our directors, our director emeritus and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

	Number of
	Shares of
	Common Stock
	Beneficially
	Owned at
Stockholder	February 24, 2006		Percent of Class

Barclays Global Investors, NA, et al.	302,086,261	(1)	5.2%
Gordon E. Moore, Director Emeritus and Chairman Emeritus of the Board	172,992,357		3.0%
D. James Guzy, Director	10,407,352	(2)	**
Craig R. Barrett, Director and Chairman of the Board	6,904,207	(3)	**
Paul S. Otellini, Director, President and Chief Executive Officer	3,395,672	(4)	**
Arvind Sodhani, Senior Vice President and President, Intel Capital	2,102,318	(5)	**
Sean M. Maloney, Executive Vice President and General Manager, Mobility Group	1,638,507	(6)	**
Andy D. Bryant, Executive Vice President and Chief Financial and Enterprise Services Officer	1,375,339	(7)	**
Jane E. Shaw, Director	295,049	(8)	**
David B. Yoffie, Director	281,400	(9)	**
David S. Pottruck, Director	132,350	(10)	**
E. John P. Browne, Director	100,000	(11)	**
Reed E. Hundt, Director	88,500	(12)	**
John L. Thornton, Director	27,500	(13)	**
Charlene Barshefsky, Director	23,100	(14)	**
James D. Plummer, Director	3,000	(15)	**
All directors, director emeritus and executive officers as a group (22 individuals)	205,251,791	(16)	3.5%

**	Less than 1%.

(1)	Based on information set forth in a Schedule 13G filed with the SEC on January 26, 2006 by Barclays Global Investors, NA and certain related entities, reporting sole power to vote or direct the vote of over 292,468,795 shares and sole power to dispose or direct the disposition of 302,086,261 shares. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105.

(2)	Includes outstanding options to purchase 170,000 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date.

(3)	Includes outstanding options to purchase 3,746,696 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date. Also includes 100,000 shares owned by a private charitable foundation for which Dr. Barrett shares voting authority.

(4)	Includes outstanding options to purchase 2,697,586 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date. Also includes 1,311 shares held by Mr. Otellini’s spouse, and Mr. Otellini disclaims beneficial ownership of these shares.

(5)	Includes outstanding options to purchase 1,326,312 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date. Also includes 4,000 shares held by Mr. Sodhani’s mother.

(6)	Includes outstanding options to purchase 1,559,947 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date.

(7)	Includes outstanding options to purchase 1,184,343 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date. Also includes 1,600 shares held by Mr. Bryant’s son and 1,000 shares held by Mr. Bryant’s daughter, and Mr. Bryant disclaims beneficial ownership of these shares.

(8)	Includes outstanding options to purchase 130,000 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date. Also includes 165,049 shares held by a family trust for which Dr. Shaw shares voting and disposition authority.

(9)	Includes outstanding options to purchase 130,000 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date.

(10)	Includes outstanding options to purchase 110,000 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date. Includes 800 shares held by Mr. Pottruck’s daughter. Includes an aggregate of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and disposition authority.

(11)	Includes outstanding options to purchase 90,000 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date. Also includes 10,000 shares held by Lord Browne for which he shares voting and disposition authority.

(12)	Includes outstanding options to purchase 80,000 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date.

(13)	Includes outstanding options to purchase 27,500 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date.

(14)	Includes outstanding options to purchase 20,000 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date.

(15)	Dr. Plummer joined the Board in July 2005.

(16)	Includes outstanding options to purchase 15,705,518 shares, which were exercisable as of February 24, 2006, or which become exercisable within 60 days from such date.
STOCK PRICE PERFORMANCE GRAPH
This section includes a line graph comparing the cumulative total stockholder return on our common stock with the cumulative total return of the Dow Jones Technology Index and the Standard & Poor’s 500 Index for the five fiscal years ended December 31, 2005. The graph and table assume that $100 was invested on December 29, 2000 (the last day of trading for the fiscal year ended December 30, 2000) in each of our common stock, the Dow Jones Technology Index and the S&P 500 Index, and that all dividends were reinvested. Dow Jones and Company, Inc. and Standard & Poor’s Compustat Services, Inc. furnished this data. Cumulative total stockholder returns for our common stock, the Dow Jones Technology Index and the S&P 500 Index are based on our fiscal year.
Comparison of Five-Year Cumulative Return for Intel, the Dow Jones Technology Index and the S&P 500 Index

	2000	2001	2002	2003	2004	2005

Intel Corporation	$100	$108	$55	$105	$80	$85
Dow Jones Technology Index	$100	$73	$45	$65	$67	$70
S&P 500 Index	$100	$89	$68	$87	$98	$103

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
The Compensation Committee (“Committee”) administers Intel’s executive officer compensation program. Currently, Intel has 12 officers designated by the Board of Directors (“Board”) as executive officers. Intel’s executive officers have the broadest job responsibilities and policy-making authority in the company. The Committee reviews and determines all executive officers’ compensation, administers Intel’s equity incentive plans (including reviewing and approving grants to Intel’s executive officers), makes recommendations with respect to stockholder proposals related to compensation matters and generally consults with management regarding employee compensation programs. The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review and revise the charter. The Board determines the Committee’s membership, which is composed entirely of independent directors. The Committee meets at scheduled times during the year, and it also considers and takes action by written consent. The Committee chairman reports on Committee actions and recommendations at Board meetings.
Intel’s Legal department, its Corporate Secretary, and the Compensation and Benefits Group in Intel’s Human Resources (“HR”) department support the Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering Intel’s compensation programs. In addition, the Committee has the authority in its discretion to engage the services of outside advisors, experts and others to assist the Committee. During 2005, the Committee engaged the services of Prof. Brian Hall of the Harvard Business School to meet with and advise the Committee with respect to executive compensation philosophy, equity compensation and Committee process. Prof. Hall is continuing his work with the Committee in 2006.
Compensation Philosophy
The overall compensation philosophy of the Committee and of Intel’s management is that total compensation should be tied to individual performance, should vary with Intel’s performance in achieving financial and non-financial objectives, and any long-term incentive compensation should be closely aligned with stockholders’ interests. The Committee and Intel’s management believe that the proportion of compensation at risk should rise as an employee’s level of responsibility increases. This philosophy is reflected in the company’s key strategic compensation design priorities: pay-for-performance, employee retention, cost management, egalitarian treatment of employees, alignment with stockholders’ interests and continued focus on corporate governance. Intel’s employees, including executive officers, are employed at will, without employment agreements, severance payment arrangements or payment arrangements that would be triggered by a “change in control” of Intel.
Total compensation for the majority of Intel employees, including executive officers, consists of the following components:

•	Base salary
•	Annual pay-for-performance incentive cash payments (“Incentive Cash Payments”) dependent on Intel’s earnings per share (“EPS”) and performance to corporate goals and objectives for the performance period
•	Semiannual cash incentive based on Intel’s profitability
•	Long-term equity grants
•	Employee Stock Purchase Plan
•	Retirement benefits
•	Health and welfare benefits
Determining Executive Compensation
A substantial amount of the Committee’s annual cycle of work relates to the determination of compensation for Intel’s executive officers, including the CEO. In the first quarter of the year, the Committee makes determinations of base cash compensation (“Base Salary”) and equity grants for executive officers, and following the end of the year, the Committee makes determinations of Incentive Cash Payments. The Incentive Cash Payments are determined taking into account the year’s financial results, individual performance reviews and scoring of progress to corporate business goals. The Committee’s process for determining compensation also includes a review of Intel’s executive compensation programs and practices, and an analysis, for each Intel executive, of all elements of compensation. The Committee compares these compensation components separately and in the aggregate to compensation at companies that Intel uses as its “peer groups” for compensation analysis purposes (the peer groups are also sometimes referred to in this report as the “market”). The peer groups consist of a cross-industry subset of Fortune 100 companies as well as a technology industry subset of companies generally considered comparable to Intel, most of which are included in the Dow Jones Technology Index. The compensation of executive officers is also compared with the compensation of other Intel employees for internal pay equity purposes.

In determining Base Salary and Incentive Cash Payments for executive officers, the Committee reviews company and individual performance information and peer group executive compensation information derived from compensation surveys. The Committee also reviews the total remuneration that each of Intel’s executive officers could potentially receive in each of the next 10 years, under scenarios of continuing employment with the company or upon retirement from the company. For this review, total remuneration includes all aspects of the executive officer’s total cash compensation (Base Salary plus incentive) from continuing employment, the future value of equity under varying stock price growth assumptions and including as applicable the impact of accelerated vesting upon retirement, the value of any deferred compensation and profit sharing retirement benefits, and the value of healthcare benefits.
Section 162(m) of the Internal Revenue Code of 1986, as amended (“Tax Code”) places a limit of $1,000,000 on the amount of compensation that Intel may deduct in any one year with respect to its CEO and each of the next four most highly compensated executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. Intel’s Executive Officer Incentive Plan (“EOIP”), which is the cash incentive payment plan, and Intel’s 2004 Equity Incentive Plan (“2004 Plan”) have each been approved by stockholder vote; as a result, cash payments and stock options awarded under these plans are qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Tax Code. However, to maintain flexibility in compensating Intel’s executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Committee that all executive compensation must be deductible.
Base Salary
The Committee establishes Intel’s executive officers’ Base Salaries at levels that it believes are below the 25th percentile of the peer group companies. When the Committee determines the executive officers’ Base Salaries during the first quarter of the year, the Committee takes into account each officer’s level and amount of responsibility at the company. In general, executive officers with the highest level and amount of responsibility have the lowest percentage of their cash compensation fixed as Base Salary and the highest percentage of their cash compensation subject to variable performance-based standards.
Performance-Based Compensation
The Committee and Intel’s management believe that employees in higher ranks should have a higher proportion of their total compensation delivered through pay-for-performance cash incentives and long-term equity compensation; as a result, their compensation will be more significantly correlated, both upward and downward, to Intel’s financial performance and stock price performance. We believe that Intel’s executive officers have more “compensation risk” than the executives of its peer groups because of these correlations. Intel’s higher-than-market cash compensation variability is closely linked to annual financial results, delivering lower-than-market total cash compensation in times of poor financial performance. Conversely, in times of excellent performance, Intel’s compensation variability yields higher total cash compensation, rewarding its employees for excellent performance. The goal of the cash program is to pay higher-than-market average compensation over periods of sustained excellent performance. The Incentive Cash Payments are not directly linked to Intel’s stock price performance.
Key drivers in Intel’s broad-based and executive incentive cash programs are revenue, operating income and net income. In 2005, revenue, operating income and net income were up 13.5%, 19.3% and 15.3%, respectively, compared to 2004. Partly because of those results, 2005 was the first year since 2000 for which aggregate total cash compensation to executive officers was above average relative to the market.
Through 2005, Intel’s goal was that total cash compensation (Base Salaries plus Incentive Cash Payments) should approximate the average of its peer groups, with the potential for higher than average total cash compensation when Intel performs well. Beginning in 2006, company management and the Committee (with respect to executive officers) decided that total cash compensation levels for all employees, including executive officers, should be at the 65th percentile of peer group companies with similar performance, and at the 75th percentile when company performance generally exceeds that of the peer group companies. In 2005, Intel paid some of its executives higher-than-market average cash compensation, based on their individual performance in addition to Intel’s overall performance. Intel paid other executives lower-than-market average total cash compensation based on their being relatively new to their positions or because of their individual performance.
Executive Officer Incentive Plan
Incentive Cash Payments are made under the EOIP, which is an annual cash-based pay-for-performance incentive program covering executive officers, and is designed to motivate and reward them for their contributions to Intel’s performance by making a large portion of their cash compensation variable and dependent upon Intel’s annual financial performance. Mechanically, each executive officer has an “Incentive Baseline Amount” determined annually by the

Committee, and that Incentive Baseline Amount is multiplied at year-end under a formula. The result of that multiplication is the maximum that the officer might receive as his or her Incentive Cash Payment for the year. The Committee reviews those amounts and determines if it wants to pay them or reduce them in the Committee’s discretion; the amounts cannot be increased beyond the maximum limits under the formula.
The EOIP formula for determining the maximum Incentive Cash Payments is: (1) the executive officer’s Incentive Baseline Amount, times (2) Intel’s EPS as calculated under the EOIP (“Plan EPS”) times (3) a “Performance Factor” number that is set each year by the Committee, all of which are further explained below. In addition, (4) the EOIP has a cap limiting each individual’s Incentive Cash Payment to a maximum annual limit of $5,000,000, and (5) the Committee may in its discretion reduce the amounts to be paid below those calculated by the formula. During the first quarter of each year, the Committee determines a separate Incentive Baseline Amount for each EOIP participant and sets a common Performance Factor for the EOIP formula. After the end of each year, the Committee determines the Incentive Cash Payments to be paid under the EOIP for that year when the Plan EPS is known. It is expected that the Incentive Cash Payment will be greater than the Incentive Baseline Amount, because of the intended multiplier effect of the formula. From year to year, the incentive payments are much more affected by the pay-for-performance effect of the multiplier than by any adjustment in the Incentive Baseline Amount determined by the Committee.
The EOIP does not specify criteria that the Committee must use in exercising its discretion to reduce payments, and it does not require the Committee to make any reductions. The Committee has often reduced the Incentive Cash Payments below what the EOIP formula would allow, and it did so for the 2005 payments. In five of the past six years, the Committee has used its discretion to set the EOIP payments lower than the maximum payment amounts derived by the EOIP formula. The actual Incentive Cash Payments determined by the Committee used multipliers equal to those used by Intel with its broad-based cash incentive plan, and this was done to further the goal of egalitarianism in administration of the compensation programs. In the past few years, the multipliers used by the Committee for EOIP purposes ranged from 1.66 to 4.59, and were intended to generally reflect the changes in reported financial results and progress to corporate goals for those periods. For the 2005 payments, the multiplier was 3.76. This substantial variability in payments, in relation to Intel’s reported diluted earnings per share, can be seen in the following graph.

(1)	Represents the average incentive for the top five most highly compensated executive officers.
(2)	Diluted EPS is net income divided by Intel’s weighted average common shares outstanding, assuming dilution.
In the EOIP formula, Plan EPS is not necessarily earnings per share for financial reporting purposes. Plan EPS is defined as the greater of Intel’s operating income or Intel’s net income, in each case, divided by Intel’s weighted average common shares outstanding, assuming dilution. Operating income does not include gains or losses on equity securities or interest and other income that Intel earned, and does not include a deduction for interest expense and income taxes; as a result, Plan EPS based on operating income generally exceeds Plan EPS based on net income.
The Committee may adjust the calculation of operating income or its net income for Plan EPS purposes based on criteria described in the EOIP and selected by the Committee in its discretion. These adjustments are established by the Committee during the first quarter of the year and for 2005 excluded asset write-downs of such significance as to require mention in Intel’s financial statements; amortization of intangibles in connection with merger and acquisition activity, and in-process research and development costs; charges related to settlements of litigation, settlements with any tax authorities or claims judgments that are of such significance as to require mention in Intel’s financial statements;

accruals for reorganization and/or restructuring programs that are of such significance as to require mention in Intel’s financial statements; and charges for any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 that are of such significance as to require mention in Intel’s financial statements.
The Performance Factor is also set by the Committee during the first quarter of the year. When determining the Performance Factor, the Committee considers Intel’s past financial performance, Intel’s internal estimates of current-year financial performance, and the competitiveness of Intel’s executive officers’ Base Salary and Incentive Baseline Amounts compared to the peer groups.
For 2005, the Committee set individual Incentive Baseline Amounts ranging from $125,000 to $750,000 for each of Intel’s executive officers and set the Performance Factor as 3.43 for the 2005 performance period, a 15% increase from 2004. The 2005 financial results yielded an adjusted net income per share of $1.45(1). In addition, the 2005 financial results yielded a Plan EPS based on operating income of $1.96(2), which exceeded the adjusted net income per share of $1.45, so that the Plan EPS value for purposes of the EOIP formula was $1.96.
As noted above, the Committee exercised its discretion in January 2006 to reduce the 2005 Incentive Cash Payments below what would have been allowed under the EOIP formula. The Committee’s determination resulted in a 54% average reduction from the EOIP formula calculation.
Semiannual Cash Incentive
The Committee and Intel’s management also link cash compensation to Intel’s financial performance through a company-wide, semiannual cash incentive plan that calculates payouts based on Intel’s corporate profitability. Under this plan, executive officers and other eligible employees each receive 0.55 day of pay (calculated based on eligible earnings for the six-month period, including one-half of Incentive Baseline Amounts as applicable) for every two percentage points of corporate pretax margin (pretax profit as a percentage of revenue), or a payment expressed as days of pay based on 4% of net income divided by the current value of a worldwide day of pay, whichever is greater. Payments are made in the first and third quarters of each year based on corporate performance for the preceding two quarters. An additional day of pay will also be paid for each six-month period if Intel achieves certain customer satisfaction goals under its Customer Excellence Program; however, Intel did not achieve these goals in 2005. Plan payments earned in 2005 totaled 17.8 days of pay per employee, up from 16.9 days in 2004.
Long-Term Equity Incentive Plans
Executive officers and other employees realize long-term incentive compensation through equity grants. To reward and retain employees in 2005, the Committee and Intel used stock options as the sole long-term incentive vehicle. During 2005, the Committee reviewed the use and value of the equity program with respect to executive officer programs, and company management in consultation with the Committee reviewed the use and value of the equity program with respect to broad-based employee programs, and decided to introduce, beginning in 2006, the use of restricted stock units (“RSUs”) in addition to stock options. Due to Intel’s strong belief in the egalitarian treatment of employees, the company plans to continue to grant equity to the broad-based employee population. Beginning in 2006, the majority of Intel’s employees will receive RSUs instead of stock option grants, and the remaining eligible employees, including executive officers, will receive equity grants that are a mix of RSUs and stock options. As an employee’s level of responsibility increases, the percentage of stock options will become a greater portion of the equity grant, equating to more at-risk compensation for higher level executives. The use of RSUs will assist in maintaining the Board’s long-term goal that equity grants not exceed an average annual dilution rate of 2% against a backdrop of increasing headcount, while providing an equity vehicle that allows Intel to attract, motivate and retain the employee talent considered critical for achieving corporate goals.
In May 2004, Intel’s stockholders approved the 2004 Plan. The 2004 Plan had a duration of two years, and the 2004 Plan was re-approved by the stockholders in 2005 to extend the term for an additional year. It has been Intel’s announced plan to annually ask its stockholders to amend the 2004 Plan to extend the term by an additional year, providing stockholders with more frequent opportunities to review Intel’s use of equity compensation and the opportunity to approve Intel’s equity incentive plan. Under the 2004 Plan, Intel’s directors, executives and broad employee base are

(1)	Adjusted net income per share is not defined under U.S. generally accepted accounting principles (GAAP) and is not a deemed alternative to measure performance under GAAP. As explained above, the EOIP is based on either operating income or net income, both of which can be adjusted by the Committee at its discretion. EPS based on adjusted net income adds to GAAP net income per share, the per share impact of the decision to repatriate non-U.S. earnings under the American Jobs Creation Act of 2004 (“Jobs Act”) of approximately $265 million. We have presented EPS based on adjusted net income per share solely to indicate the inputs to the EOIP formula for 2005.

(2)	Operating income per share is not defined under GAAP and is not a deemed alternative to measure performance under GAAP. As explained above, the EOIP is based on either operating income or net income, both of which can be adjusted by the Committee at its discretion. We have presented EPS based on operating income per share solely to indicate the inputs to the EOIP formula for 2005. EPS based on operating income adds to GAAP net income per share, the per share impact of income tax expense of $3.9 billion (which includes the per share impact of the Jobs Act), loss on equity securities of $45 million, and subtracts interest and other, net of $565 million.

eligible to receive stock options, restricted shares or units, stock appreciation rights and performance-based awards should the Committee determine that it is appropriate to do so.
The Committee and the Board have approved a new 2006 Equity Incentive Plan (“2006 EIP”) for which Intel is seeking stockholder approval at the annual meeting (see “Proposal 5: Approval of the 2006 Equity Incentive Plan”). If the 2006 EIP is approved by stockholders, the 2004 Plan will be terminated with regard to any new grants.
As of December 31, 2005, substantially all of the company’s employees were participating in one of Intel’s stock option plans. The Committee has a policy that in any one year Intel may not grant more than 5% of the shares subject to all options granted in that year to the Chief Executive Officer and the next four most highly compensated executive officers (“listed officers”). In 2005, only 1.4% of the options were granted to listed officers; for the period 2001 to 2005, only 1.5% of all options that Intel granted went to listed officers (top six for 2004). (See the “Option Grants in Last Fiscal Year” table under the heading “Executive Compensation.”)
Equity grants are a key element of Intel’s market-competitive total compensation package. Most equity grants are made on an annual basis in connection with the annual performance-review and compensation-adjustment cycle. In general, equity grants vest in 25% increments beginning one year from the date of grant. Stock options are granted at a price equal to the market value of Intel stock on the date of grant. For all employees including executives, Intel uses pre-established quarterly dates for the formal granting of equity during the year, with limited exceptions; these dates typically occur shortly following publication of Intel’s quarterly earnings releases.
For Intel’s executive officers, the Committee uses a combination of annual equity grants (as described above) that are targeted to be below market average in amount, and special long-term retention equity grants, which in combination with the annual grants are intended to approximate the market average. The special long-term retention grants are generally granted to an executive every seven years and vest in 25% increments typically beginning five years from the grant date. Beginning in 2006, these special long-term retention equity grants will also be a mix of RSUs and stock options, and will be granted at approximately four-year intervals. In 2005, the Committee awarded both annual and long-term retention stock option grants to selected executive officers. The Committee based individual grant amounts on factors such as relative job scope, expected future contributions to the growth and development of the company, the value of past awards, the Committee’s evaluation of 10-year potential total remuneration scenarios and competitiveness of grants relative to Intel’s peer groups.
Employee Stock Purchase Plan
Intel also has a tax-qualified employee stock purchase plan, generally available to all employees including executive officers, which allows participants to acquire Intel stock at a discount price. This plan has a six-month look-back and allows participants to buy Intel stock at a 15% discount to the market price with up to 10% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to profit when the value of Intel stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of Intel stock on the last trading day prior to the beginning of the enrollment period for each subscription period) of Intel stock in any calendar year.
Stock Ownership Guidelines
Because the Committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive officers. The ownership guidelines specify a number of shares that Intel’s executive officers must accumulate and hold within five years of the later of the effective date of the guidelines or the date of appointment as an officer. The specific share requirements range from 35,000 to 250,000, with the higher guidelines applicable to executive officers having the highest levels of responsibility. Each of our listed officers satisfied these ownership guidelines in 2005.
Retirement Plans
Intel offers retirement benefits to its U.S. employees through tax-qualified plans including an employee-funded 401(k) Savings Plan, a discretionary company-funded Profit Sharing Retirement Plan and a company-funded Pension Plan. Intel refers to these tax-qualified plans collectively as the Sheltered Employee Retirement Plan (“SERP”). Intel also has a non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees (“SERPLUS”). For employees outside the U.S., Intel offers similar retirement benefits consistent with local market practices.
The Committee allows for the participation of the executive officers in these plans, and the terms governing the retirement benefits under these plans for the executive officers are the same as those available for other eligible employees in the U.S. The plans differ, as described below, but each plan (other than the Pension Plan) results in individual participant balances that reflect a combination of: (1) a differing annual amount contributed by the company or the employee, or the employee deferring a portion of his or her cash compensation; (2) the annual contributions and/or deferred amounts being invested either at the direction of the company or the employee (the same investment choices are available to all participants); and (3), as in (2), the continuing reinvestment of the investment returns until the accounts are paid out. This means that similarly situated employees, including Intel’s executive officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan; the amount of money contributed, or compensation deferred, at the election of the participant from year to year; and the investments chosen by the participant with regard to those plans providing for participant investment direction. Except with respect to the Pension Plan, these plans do not involve any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results. When determining annual compensation for executive officers, the Committee reviews the individuals’ retirement plan balances and payout projections over a 10-year period.
The 401(k) Savings Plan provides a long-term savings vehicle that allows for pretax contributions by Intel employees and tax-deferred earnings. Employees may generally contribute up to 50% of eligible annual pay to the 401(k) Savings Plan, not to exceed the annual IRS limit of $14,000 for 2005. Employees at least 50 years of age by the end of 2005 were eligible to make additional 401(k) catch-up contributions to a maximum of $4,000. Employees direct their own investments in the 401(k) Savings Plan.
The Profit Sharing Retirement Plan is a defined contribution plan designed to accumulate retirement funds for Intel’s employees, including executive officers, and to allow Intel to make contributions or allocations to those funds. The Profit Sharing Retirement Plan features a discretionary cash contribution determined annually by the Committee for executive officers, and by the CEO for other employees. Intel’s contributions made under the plan vest beginning after three years of service in 20% annual increments until the employee is 100% vested after seven years. Additional company contributions made after the seven-year period are immediately vested. For 2005, Intel’s discretionary contributions (including allocation of forfeitures) to the Profit Sharing Retirement Plan for all eligible U.S. employees, including executive officers, equaled 8% of eligible salary (which included annual and semiannual incentive payments as applicable). Intel invests all of its contributions to the Profit Sharing Retirement Plan in a diversified portfolio.
The Pension Plan is a defined benefit plan designed to provide participants with retirement income as determined by a pension formula based on final average pay, Social Security covered compensation and length of service upon separation not to exceed 35 years. The Pension Plan has two components: a “floor offset” plan and a Qualified Supplemental Employee Retirement Plan (“QSERP”). The floor offset plan provides pension benefits only if a participant’s Profit Sharing Retirement Plan account balance does not provide a minimum level of retirement income, in which case the floor offset makes up the difference. The Profit Sharing Retirement Plan balance for each of Intel’s executive officers is above this minimum; therefore, none of those individuals would receive any payments from the floor offset if they retired today. The QSERP is a tax-qualified arrangement that provides pension benefits that offset certain non-qualified deferred compensation liabilities.
SERPLUS participants can elect to defer their salary and their year-end Incentive Cash Payment without regard to the Tax Code limitations applicable to the tax-qualified plans. SERPLUS salary deferrals commence on the first paycheck of the new year following the year of enrollment. Participants direct the investment of their deferrals in SERPLUS among notional investment options which are the same investment options that are available in the 401(k) Savings Plan; thus, there is no guaranteed rate of return from Intel. Upon enrollment, participants make a one-time irrevocable distribution election, from among several distribution options, to be effective following separation from employment. SERPLUS also has a profit sharing component that credits contributions on behalf of eligible employees that could not be credited to their individual accounts under the Profit Sharing Retirement Plan because of Tax Code limitations, particularly that found in Section 401(a)(17) governing maximum eligible compensation. SERPLUS amounts representing the profit sharing component are subject to the same vesting and investment provisions as under the Profit Sharing Retirement Plan. For 2005, where Tax Code limits applied, Intel allocated the excess, up to 8% of eligible salary and annual and semiannual incentive payments, to SERPLUS for eligible employees, including executive officers. A portion of the accrued benefits in SERPLUS is offset by the benefits provided through the QSERP portion of the Pension Plan. All deferral and credit balances in SERPLUS in excess of the QSERP offset are unfunded obligations of Intel, including increases and decreases to participants’ account balances based on the performance of the notional investments of those balances.
Personal Benefits
The Committee supports the goal of Intel’s management to maintain an egalitarian culture in its facilities and operations. Intel’s officers are not entitled to operate under different standards than other employees. Intel does not provide its officers with reserved parking spaces or separate dining or other facilities, nor does Intel have programs for providing personal-benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment or family travel. Intel’s office-building layouts are cubicle-based for all employees, including officers. Employees do not each have the same access to business equipment, transportation, accommodation or other support services, but it is intended that these resources be allocated for appropriate business purposes and not as a form of informal compensation. Company-provided air and other travel for Intel’s officers is for business purposes only. Intel’s company-owned aircraft hold approximately 40 passengers and are used in regularly scheduled shuttle routes between Intel’s major U.S. facility locations, and Intel’s use of non-commercial aircraft on a time-share or rental basis is limited to appropriate business-only travel. Intel’s healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible employees, including executive officers. Intel shares the cost of health and welfare benefits with its employees, a cost that is dependent on the level of benefits coverage that each employee elects. Intel’s employee loan programs are not available to Intel’s executive officers. Intel has no outstanding loans of any kind to any of its executive officers, and since 2002, federal law has prohibited Intel from making any new loans to its executive officers. Intel expects its officers to be role models under its Corporate Business Principles, which are applicable to all employees.
Company Performance and CEO Compensation
The Committee believes that the pay-for-performance goals of the executive compensation program are exemplified in the compensation of Intel’s CEO, Paul Otellini. In setting compensation levels for our CEO, the Committee considers comparative compensation information from Intel’s peer groups for the prior year. However, consistent with the Committee’s general practice and discretionary authority, Mr. Otellini’s 2005 salary and individual pay-for-performance Incentive Baseline Amount were not tied directly to the comparative compensation data but set at levels believed to be below the average of Intel’s peer groups. In June 2005 when Mr. Otellini took over as CEO, the Committee set his Base Salary at the 15th percentile of the technology peer group, with the expectation that actual cash compensation for the year would be closer to or ahead of the market average depending on company performance as reflected in the operation of the EOIP cash incentive formula. Mr. Otellini’s Base Salary for 2005 was $550,000 per year, effective January 1, 2005. In addition to Base Salary, Mr. Otellini’s Incentive Baseline Amount for 2005 under the EOIP was set at $600,000. Effective June 1, 2005, following his promotion to CEO, his Base Salary increased to $650,000 per year, and his Incentive Baseline Amount was increased to $750,000. Under the EOIP, Mr. Otellini’s actual Incentive Cash Payment for 2005 (paid in 2006) was $2,585,000, which with his Base Salary aggregated to the 58th percentile of the technology peer group.
In February 2005, the Committee granted Mr. Otellini a long-term retention stock option grant to purchase 400,000 shares. This grant vests in 25% annual increments beginning four years from the date of grant and expires 10 years from the grant date. In April 2005, the Committee awarded Mr. Otellini 500,000 stock options, which become exercisable in 2006 through 2009 in 25% annual increments. These stock options expire seven years from the grant date. In 2005, Intel also contributed $16,800 to Mr. Otellini’s account under the Profit Sharing Retirement Plan and allocated $141,727 to Mr. Otellini’s account under the SERPLUS plan. In general, Mr. Otellini’s retirement plan accounts are available to Mr. Otellini only upon retirement or termination from Intel as an employee, or upon disability or death.
In November 2004, the Board of Directors elected Craig R. Barrett as Chairman of the Board, effective as of the 2005 annual meeting. Dr. Barrett served as Intel’s CEO until that time. In February 2005, the Committee determined the salary and other compensation arrangements for Dr. Barrett, setting his Base Salary for 2005 at $610,000 and his Incentive Baseline Amount for 2005 under the EOIP at $700,000. Under the EOIP, Dr. Barrett’s actual Incentive Cash Payment for 2005 (paid in 2006) was $2,632,000. Dr. Barrett also received a stock option grant to purchase 250,000 shares in April 2005 in connection with Intel’s annual stock option grant program. As noted above, annual stock option grants vest in 25% annual increments beginning one year from the date of grant.
In January 2006, the Committee determined the 2006 salary and other compensation arrangements of Mr. Otellini. The Committee set Mr. Otellini’s Base Salary for 2006 at $700,000 per year, effective as of January 1, 2006. In addition to Base Salary, Mr. Otellini’s Incentive Baseline Amount for 2006 under the EOIP was set at $800,000. The Committee also intends to grant Mr. Otellini a stock option grant to purchase 520,000 shares and a 45,000 RSU grant in April 2006 in connection with Intel’s annual equity grant program. Both annual stock option grants and RSU awards vest in 25% annual increments beginning one year from the date of grant.
The Committee is pleased to submit this report to Intel’s stockholders.

Compensation Committee
Reed E. Hundt, Chairman
E. John P. Browne
David S. Pottruck

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Policies. It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse or competitive with Intel, or that interferes with the proper performance of their duties, responsibilities or loyalty to Intel. These policies are included in our Corporate Business Principles, which cover our directors, executive officers and other employees. Each director and executive officer is instructed to always inform our Board when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our Corporate Business Principles. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Board or the Audit Committee.
NASDAQ Rules. NASDAQ rules defining “independent” director status also govern conflict of interest situations. As discussed above, each of our directors other than Dr. Barrett and Mr. Otellini qualifies as “independent” in accordance with the NASDAQ rules. The NASDAQ rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The NASDAQ independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and Intel with regard to each director’s business and personal activities as they may relate to Intel and our management.
SEC Rules. In addition to the Intel and NASDAQ policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Intel and a director or executive officer or persons and entities affiliated with them. There were three such transactions in 2005 that require disclosure. We retained the law firm of Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer Cutler”) to perform legal services in 2005. Charlene Barshefsky, one of our directors, is Senior International Partner of this firm. We began using Wilmer Cutler before Ambassador Barshefsky was elected to the Board. In accordance with our Corporate Business Principles, Ambassador Barshefsky’s compensation from Wilmer Cutler does not include amounts connected to payments we made to the law firm. Due to Ambassador Barshefsky’s affiliation with Wilmer Cutler, the Board has established a special process which requires that use of that firm is subject to the prior approval of the Chief Executive Officer, the Audit Committee and the Board. In addition, family members of a former director and an officer are employed by Intel: the son-in-law of former director Andrew S. Grove is employed as an attorney in Intel’s Legal department and the brother-in-law of Robert Baker, an executive officer, is employed as an industrial engineer. In 2005, Dr. Grove’s son-in-law received cash compensation of $137,000 and was granted options to purchase 2,000 shares of common stock under our equity plan. In 2005, Mr. Baker’s brother-in-law received cash compensation of $163,000 and was granted options to purchase 2,000 shares of common stock under our equity plan. They are also eligible to participate in Intel’s stock purchase plan and other health and welfare benefit plans on terms available to Intel employees generally.
Except as noted above, we have not engaged in any transaction, or series of similar transactions, since the beginning of 2005, or any currently proposed transaction, or series of similar transactions, to which Intel or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of our directors, executive officers, nominees for election as a director, beneficial owners of more than 5% of our common stock or members of their immediate family had, or will have, a direct or indirect material interest.
In addition, none of the following persons has been indebted to Intel or its subsidiaries at any time since the beginning of 2005: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.
Business Relationships. We are a large business organization with worldwide operations, and we engage in thousands of purchase, sale and other transactions annually. We have various types of business arrangements with corporations and other organizations in which one of our directors, executive officers or nominees for director may also be a director, trustee or investor, or have some other direct or indirect relationship. We would usually enter into these arrangements in the ordinary course of our business, and they typically would involve Intel receiving or providing some good or service on a non-exclusive basis and at arms-length negotiated rates or in accordance with regulated price schedules. We do not believe that in any material circumstance either Intel or the other corporation or organization is a sole-source supplier to the other with regard to the relevant good or service. We also do not believe that in any case the director, executive officer or nominee for director receives any compensation from the other corporation or organization that is directly linked to the revenue or profits of the Intel-related business. Any revenue or profits from Intel-related business may, of course, be indirectly reflected in the overall revenue or profits of the other corporation or organization, which in turn may affect the individual’s overall compensation or the value of his or her investments in the corporation or organization.
Under our Intel Capital program, we make equity investments in companies around the world to further our strategic objectives and support our key business initiatives, including investments through our Intel Capital program. We generally focus on investing in companies and initiatives to stimulate growth in the digital economy, create new business opportunities for us and expand global markets for our products. The investments may support, among other things, our product initiatives, emerging trends in the technology industry or worldwide Internet deployment. This strategic investment program helps advance our overall mission to be the preeminent provider of silicon chips and platform solutions to the worldwide digital economy. Many of our investments are in private companies, including development-stage companies with little or no revenue from current product offerings. We invest in companies that develop software, hardware or services supporting our technologies. Any one or more of these companies may be a supplier, vendor, customer, joint-venture partner or investment of a corporation or other organization with which one of our directors, executive officers or nominees for director, or one of their family members, is affiliated.
We have a corporate charitable donations program and have established the Intel Foundation for similar activity. Our charitable activities focus primarily on pre-collegiate mathematics, science and computer-related programs on a worldwide basis. We have a program whereby we will match certain charitable donations of individual employees up to $10,000 per employee per year. Directors and executive officers are eligible to participate in this matching program on the same terms as our other employees. It is possible that through this matching program and/or other parts of our corporate donation programs or the Intel Foundation we may make charitable contributions to organizations at which one of our directors, executive officers or nominees for director, or one of their family members, is a director, trustee, consultant or employee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
All members of the Compensation Committee during 2005 were independent directors, and none of them were our employees or former employees. During 2005, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION
The following tables set forth the annual compensation for our Chief Executive Officer and our four other most highly compensated executive officers in 2005 (“listed officers”).
Summary Compensation Table

					Long-Term
			Annual		Compensation Awards
			Compensation		Securities Underlying			All Other
		Total of Columns	Salary	Bonus	Options			Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	(#)	($)		($)(3)

Craig R. Barrett	2005	5,031,000	610,000	2,727,800	250,000	1,496,700	(4)	196,500
Chairman of the Board	2004	6,490,700	610,000	1,844,000	350,000	3,866,000	(5)	170,700
	2003	14,756,200	610,000	1,512,100	1,350,000	12,499,300	(6)	134,800

Paul S. Otellini	2005	9,363,600	608,300	2,683,400	900,000	5,913,400	(7)	158,500
President and Chief Executive Officer	2004	5,229,800	450,000	1,359,700	300,000	3,313,700	(5)	106,400
	2003	9,514,200	350,000	867,600	900,000	8,219,400	(6)	77,200

Andy D. Bryant	2005	3,392,600	330,000	1,765,000	200,000	1,197,300	(4)	100,300
Executive Vice President	2004	3,512,200	305,000	913,500	200,000	2,209,100	(5)	84,600
Chief Financial and	2003	2,702,300	290,000	746,700	200,000	1,599,600	(8)	66,000
Enterprise Services Officer

Sean M. Maloney	2005	3,077,600	270,000	1,530,700	200,000	1,197,300	(4)	79,600
Executive Vice President	2004	3,238,700	250,000	716,000	200,000	2,209,100	(5)	63,600
General Manager, Mobility Group	2003	2,407,200	225,000	538,500	200,000	1,599,600	(8)	44,100

Arvind Sodhani	2005	2,200,000	225,000	1,157,700	125,000	748,300	(4)	69,000
Senior Vice President and	2004	1,624,800	215,000	681,500	60,000	662,700	(5)	65,600
President, Intel Capital	2003	1,461,500	210,000	603,800	75,000	599,900	(8)	47,800

(1)	“Total of Columns” sums the “Annual Compensation,” “Long-Term Compensation Awards” and “All Other Compensation” columns, but does not include the increase in actuarial value of the executive officers’ pension benefit or the earnings on the executive officers’ deferred compensation.

(2)	This amount includes the annual performance incentive payments earned under the Executive Officer Incentive Plan (“EOIP”) and semiannual cash awards for 2003, 2004 and 2005. The incentive payment paid under the EOIP and the semiannual cash awards program for the second half of the relevant year are typically paid in the first quarter of the year following the year in which they were earned. See “Report of the Compensation Committee on Executive Compensation” for a description of the EOIP, the semiannual cash awards and the other major aspects of our executive compensation program. Mr. Sodhani was awarded an additional $15,600 bonus for 2005 and $50,000 for 2004 in recognition of certain services performed during the year, and each of the listed officers was awarded a special $1,000 year-end bonus in 2004.

(3)	All amounts listed in this column are composed of tax-qualified discretionary company contributions to the Profit Sharing Retirement Plan of $16,800 in 2005 ($16,400 in 2004 and $16,000 in 2003) and discretionary company contributions made under Intel’s non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees (“SERPLUS”). These amounts are to be paid to the listed officers only upon retirement, termination, disability or death.

(4)	These amounts represent the estimated present value of stock options at the date of grant, calculated using the Black-Scholes option pricing model, based on the following assumptions: a volatility of 0.27; an expected life of 4.8 years; a risk-free interest rate of 3.9%; and a dividend yield of 1.4%. We use the simplified calculation of expected life as described in Staff Accounting Bulletin 107. Management believes that this calculation provides a reasonable estimate of expected life for the company’s stock option grants.

(5)	These amounts represent the estimated present value of stock options at the date of grant, calculated using the Black-Scholes option pricing model, based on the following assumptions: a volatility of 0.51; an expected life of 4.0 years; a risk-free interest rate of 3.0%; and a dividend yield of 0.6%.

(6)	These amounts represent the estimated present value of two stock option grants, calculated using the Black-Scholes option pricing model based on the following assumptions: one based on the assumptions in footnote 8 below, and one based on the following assumptions: a volatility of 0.55; an expected life of 4.2 years; a risk-free interest rate of 2.1%; and a dividend yield of 0.4%.

(7)	This amount represents the estimated present value of two stock option grants, calculated using the Black-Scholes option pricing model, one for 500,000 shares using the assumptions in footnote 4 above, and one for 400,000 shares, based on the following assumptions: a volatility of 0.26; an expected life of 7.8 years; a risk-free interest rate of 4.1%; and a dividend yield of 1.4%.

(8)	These amounts represent the estimated present value of stock options at the date of grant, calculated using the Black-Scholes option pricing model, based on the following assumptions: a volatility of 0.55; an expected life of 4.0 years; a risk-free interest rate of 2.0%; and a dividend yield of 0.4%.

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of
	Number of	Total
	Securities	Options
	Underlying	Granted to
	Options	Employees in	Exercise or
	Granted	Fiscal Year	Base Price	Expiration	Grant Date
Name	(#)(1)	(%)(2)	($/Share)(3)	Date	Present Value($)

C. Barrett	250,000	0.21	23.16	4/21/2012	1,496,700(4)
P. Otellini	400,000	0.34	22.63	2/2/2015	2,920,100(5)
	500,000	0.42	23.16	4/21/2012	2,993,300(4)
A. Bryant	200,000	0.17	23.16	4/21/2012	1,197,300(4)
S. Maloney	200,000	0.17	23.16	4/21/2012	1,197,300(4)
A. Sodhani	125,000	0.11	23.16	4/21/2012	748,300(4)

(1)	Options granted to Mr. Otellini on February 2, 2005 are exercisable in 25% annual increments beginning on February 2, 2009. Options granted to executives on April 21, 2005 are exercisable in 25% annual increments beginning on April 21, 2006.

(2)	Based on a total of 119.0 million shares subject to options granted to employees under our option plans in 2005.

(3)	Under all stock option plans, the option purchase price is equal to the market price at the date of the grant.

(4)	These amounts represent the estimated present value of stock options at the date of grant, calculated using the Black-Scholes option pricing model based on the following assumptions: a volatility of 0.27; an expected life of 4.8 years; a risk-free interest rate of 3.9%; and a dividend yield of 1.4%.

(5)	This amount represents the estimated present value of stock options at the date of grant, calculated using the Black-Scholes option pricing model based on the following assumptions: a volatility of 0.26; an expected life of 7.8 years; a risk-free interest rate of 4.1%; and a dividend yield of 1.4%.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of
	Shares		Securities Underlying		Value of Unexercised
	Acquired on		Unexercised Options at		In-the-Money Options at
	Exercise	Value	December 31, 2005 (#)(1)		December 31, 2005 ($)(2)
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

C. Barrett	512,000	8,731,000	3,159,200	2,387,500	18,545,700	10,363,800
P. Otellini	256,000	4,426,400	2,122,600	2,475,000	10,689,500	8,103,900
A. Bryant	400,000	7,880,100	834,300	1,532,200	1,799,600	2,471,500
S. Maloney	—	—	1,212,	400 1,530,000	6,470,600	2,470,700
A. Sodhani	—	—	1,189,	300 675,400	10,993,400	1,144,100

(1)	These amounts represent the total number of shares subject to stock options held by the listed officers at December 31, 2005. These options were granted on various dates during the years 1996 through 2005. Unexercisable options are those that are not yet vested.

(2)	These amounts represent the difference between the exercise price of the stock options and $24.96, which was the closing price of our common stock on December 30, 2005 as reported by The NASDAQ Stock Market (the last day of trading for the fiscal year ended December 31, 2005) for all in-the-money options held by the listed officer. The in-the-money stock option exercise prices ranged from $7.67 to $24.37. These stock options were granted at the market price of the stock on the grant date.
Pension Plan Table

	Years of Service

Eligible Compensation	15	20	25	30	35

$210,000 and above	$39,352	$52,470	$65,587	$78,704	$91,822
The table above illustrates the estimated annual benefits payable in the form of a straight-life annuity upon retirement at age 65 under the Pension Plan to persons in the specified compensation and years of service classifications. Compensation includes regular earnings and most cash incentives. However, maximum eligible compensation for 2005 is $210,000, in accordance with Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Tax Code”). This amount is subject to cost-of-living adjustments in accordance with Section 415(d) of the Tax Code. The Employee Retirement Income Security Act of 1974 limits the amount of benefits that may be paid under pension plans qualified under the Tax Code. The amounts shown are subject to reduction to the extent that they exceed such limits.

The majority of our officers, including the listed officers, are not expected to receive a pension benefit upon separation. The Pension Plan provides for minimum pension benefits determined by a participant’s years of service credited under the plan and final average compensation (taking into account the participant’s Social Security wage base), reduced by the participant’s balance in the Profit Sharing Retirement Plan. If the pension benefit exceeds the participant’s balance in the Profit Sharing Retirement Plan, the participant will receive a combination of pension and profit sharing amounts equal to the pension benefit. However, the participant will receive only the benefit from the Profit Sharing Retirement Plan if that benefit is greater than the value of the pension benefit. Historically, we have contributed 8% to 12.5% of participants’ eligible compensation to the Profit Sharing Retirement Plan on an annual basis, which has caused the value of our employees’ Profit Sharing Retirement Plan accounts to typically exceed their Pension Plan benefits, resulting in no payments being made from the Pension Plan.
For each listed officer, the years of credited service as of year-end 2005 under the Pension Plan are: Dr. Barrett (31), Mr. Otellini (31), Mr. Bryant (24), Mr. Maloney (23) and Mr. Sodhani (24). Credited service equals the actual number of years that the listed officers have been fully employed at Intel; our listed officers do not receive extra or bonus credits for this purpose.
Employment Contracts, Change in Control Arrangements and Other Potential Post-Employment Arrangements
All of our employees, including our executive officers, are employed at will and do not have employment agreements. From time to time, we have implemented voluntary separation programs to encourage headcount reduction in particular parts of the company, and these programs have offered separation payments to departing employees. However, executive officers have not historically been eligible for any of these programs, nor do we retain executive officers following retirement on a part-time or consultancy basis. In 2002, we received a request from a stockholder to adopt a policy that, absent stockholder approval by vote, we would not pay severance to a departing executive officer in excess of 2.99 times that officer’s most recent annual salary and cash incentives. We have no practice of making such payments, nor do we have any plans to do so in the future, but the stockholder still requested that we adopt the policy so as to cover any such payments that we might make in the future. Following discussions with the stockholder, the Board adopted a policy that we will seek stockholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding three times the executive’s base compensation. For this purpose, “future severance agreements” means any such agreements that we may enter into after adoption of this policy by the Board in February 2003, and includes employment agreements containing severance provisions, retirement agreements, and agreements renewing, modifying or extending such agreements, but does not include retirement plans, deferred compensation plans, early retirement programs, or similar plans or programs available to more than 50 employees on reasonably similar terms. “Senior executive” means any of our top five most highly compensated executives in the calendar year preceding termination of employment, and any executive listed in the compensation table in our annual proxy statement in any of the five years preceding termination of employment. “Benefits” include lump-sum cash payments (such as payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive. “Benefits” do not include settlement of a legal obligation, such as a cash payment in exchange for the surrender of vested stock options, or payments to settle pending or threatened litigation. “Base compensation” shall be determined consistent with federal regulations under Tax Code Section 280G, and generally means the executive’s average W-2 compensation over the five full calendar years preceding termination of employment. The Board may in its discretion revise or terminate this policy in the future, but will at that time publicly disclose any such action on its part.
We do not have employment agreements or change in control arrangements with our executive officers, but the standard terms of our compensation plans include several provisions that become effective upon resignation, retirement, death, disability or other termination from Intel in addition to those of the Pension Plan described above. These provisions affect all similarly situated employees who are participants in these plans; they are not special provisions for executive officers.
Equity Incentive Plans
Under our equity incentive plans (including the 2006 Equity Incentive Plan as proposed), upon termination of employment (other than death, disability, retirement or discharge for misconduct), the option holder has 90 days to exercise options that had vested on or prior to the date of termination. Upon death, the option holder’s estate may exercise the option (including amounts that had not vested) for a period of 365 days. Similarly, upon termination due to disability, the option holder may exercise the option (including amounts that had not vested) for a period of 365 days. Upon retirement (other than for long-term retention grants), the option holder has 365 days to exercise vested options. In addition, if the option holder is 60 years of age or older, the option holder will receive an additional year of vesting for every five years of service to Intel. Alternatively, if upon retirement an option holder’s age plus years of service to Intel equal or exceed 75, the option holder would receive an additional year of vesting. Long-term retention grants do not receive accelerated vesting, and the option holder may only exercise the vested portion of the option for a period of 90 days from the date of termination. If an option holder has committed misconduct (including embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Intel rules resulting in loss, damage or injury to Intel, or if the option holder makes unauthorized disclosure of any Intel trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with Intel or induces any principal for whom Intel acts as agent to terminate such agency relationship), the Compensation Committee (subject to approval of the Board) may determine that the option holder or his or her estate may not exercise any portion of the officer’s stock option (including vested portions).
SERPLUS
A participant is 100% vested in the value of the participant’s deferrals of salary and bonus under the tax-qualified Sheltered Employee Retirement Plan (“SERP”). Intel also has a non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees (“SERPLUS”). Intel’s contributions to the participant’s SERPLUS account (representing the profit sharing component in excess of the Tax Code limit of $16,800 in 2005) are subject to the same vesting provisions as the Profit Sharing Retirement Plan. After three years of service, Intel’s contributions vest in 20% annual increments, until the participant is 100% vested after seven years of service. Intel’s contributions also vest in full upon death, disability or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than seven years of service.
Profit Sharing Retirement Plan
After three years of service, Intel’s contributions vest in 20% annual increments, until the participant is 100% vested after seven years of service. Intel’s contributions also vest in full upon death, disability or reaching the age of 60, regardless of years of service. All listed officers are fully vested in the value of Intel’s contributions, as they each have more than seven years of service to Intel.
401(k) Savings Plan
Intel does not match the participant’s contributions to his or her 401(k) Savings Plan. Each participant is always fully vested in the value of his or her contributions under the plan.
Employee Stock Purchase Plan
Upon termination of employment, all amounts in the participant’s account are paid to the participant.
Medical Benefits
The Intel Retiree Medical Program, which consists of the Intel Retiree Medical Plan (“IRMP”) and the Sheltered Employee Retirement Medical Account (“SERMA”), is designed to provide access to medical coverage for eligible U.S. Intel retirees (including executives) and their eligible spouses or domestic partners. Upon retirement, Intel establishes a SERMA, an interest-earning account, and provides a one-time credit of $1,500 for each year of service to eligible retirees that may be used to offset the cost of coverage under the IRMP. The goal of the IRMP is to provide access to coverage for eligible retirees age 65 and over (Medicare eligible) and eligible early retirees unable to purchase health insurance coverage elsewhere. All of the IRMP’s costs, minus co-payments and deductibles, are passed to the enrolled IRMP members. The IRMP includes medical coverage, mental health benefits, chiropractic benefits, a prescription drug program and vision benefits. It does not include dental coverage. IRMP benefits will vary depending on Medicare eligibility. Non-retirement post-employment coverage is made available as required by law, with the premiums paid by the participant.

PROPOSAL 2:	AMENDMENT OF THE COMPANY’S SECOND RESTATED CERTIFICATE OF INCORPORATION TO REPEAL THE FAIR PRICE PROVISION
Our Board, in its continuing review of corporate governance matters, and after careful consideration and upon recommendation of the Corporate Governance and Nominating Committee, has concluded that it is in the best interests of the company’s stockholders to propose an amendment to the company’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”) to repeal the fair price provision and to request stockholder approval of that amendment. A fair price provision is an anti-takeover measure designed to help companies defend against certain kinds of tender offers, known as coercive, two-tiered tender offers. In this type of takeover, a potential acquirer will offer one price for the shares needed to gain control of a target company and then offer a lower price or other less favorable consideration for the remaining shares, thereby creating pressure for stockholders to tender their shares for the tender offer price, regardless of their value. Standard fair price provisions encourage a potential acquirer to negotiate with a company’s board of directors by requiring the potential acquirer to pay a “fair price” for all shares as determined under a specified formulation, unless the acquirer’s offer has satisfied specified board or stockholder approval requirements. Section 203 of the Delaware General Corporation Law (“DGCL”) contains provisions that provide similar protection to those under Article 10. When Article 10 of our Certificate of Incorporation was adopted in 1989, the status of Section 203 of the DGCL was uncertain due to litigation that has since been resolved. The Board believes the protection afforded by Section 203 of the DGCL is sufficient, and that a separate provision in the Certificate of Incorporation is no longer necessary. The Board has adopted resolutions approving and declaring the advisability of the amendment to our Certificate of Incorporation to repeal in its entirety the fair price provision currently set forth in Article 10 of the Certificate of Incorporation, subject to stockholder approval. The Board has separately proposed to repeal other provisions of the Certificate of Incorporation, as discussed below in “Proposal 3: Amendment of the Company’s Second Restated Certificate of Incorporation to Repeal the Supermajority Vote Provisions.” The amendments to the Certificate of Incorporation proposed under Proposal 2 and Proposal 3 are set forth in Exhibit A, with deletions indicated by strikeout and additions indicated by underline, and reflecting conforming changes in the numbering and cross-references in the Certificate of Incorporation that will be made to the extent stockholders approve the amendments. The current provisions and proposed amendment described below are qualified in their entirety by reference to the actual text as set forth in Exhibit A.
Article 10 of our Certificate of Incorporation currently provides that the vote of at least 66 2/3% of the combined voting power of all outstanding shares entitled to vote in the election of directors is required to approve certain transactions (defined as “business combination” transactions) with an interested stockholder unless the business combination is approved by the majority of the company’s disinterested directors (generally directors not affiliated, associated or nominated by an interested stockholder) or the five “fair price” requirements are met. Under Article 10, an “interested stockholder” generally is defined to include any beneficial owner (or any affiliate or associate thereof) of 5% or more of the outstanding shares entitled to vote in the election of directors. The five “fair price” requirements applicable to business combination transactions not approved by the majority of the company’s disinterested directors, or by the requisite vote of the company’s stockholders, follow:

1.	The aggregate amount of cash and other consideration to be received per share by Intel stockholders in the business combination must be equal at least to the higher of the highest per-share price paid by the interested stockholder for any shares of Intel stock acquired during the five-year period immediately prior to the consummation date of the business combination and the fair market value per share of Intel stock on the determination date, the announcement date or the consummation date of the business combination transaction, whichever is highest;

2.	Intel stockholders must have the right to receive payment in cash as the consideration for their shares in the business combination, if cash was previously paid by the interested stockholder in order to acquire any shares of Intel stock within the two-year period immediately prior to the announcement date of the business combination transaction;

3.	After the determination date and prior to the consummation of the business combination, (a) there shall have been no failure to declare and pay at the regular date thereof any dividend; (b) there shall have been no reduction in the annual rate of dividends; (c) there shall have been an increase in the annual rate of dividends as necessary to reflect any reclassification, recapitalization, reorganization or similar transaction; and (d) the interested stockholder shall not have become the beneficial owner of any additional shares of Intel stock, except as part of the transaction that results in the interested stockholder becoming an interested stockholder;

4.	After the determination date of the business combination transaction, the interested stockholder shall not have received the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or tax advantages provided by Intel; and

5.	A proxy or information statement describing the business combination transaction and complying with SEC rules must be mailed to Intel stockholders at least 30 days prior to the consummation of the business combination, and the disinterested directors must have been given a reasonable opportunity to state their views in that proxy statement and to include an opinion of an independent investment banking or appraisal firm selected by the disinterested directors.
Section 203 of the DGCL contains provisions that are similar, but not identical, to those under Article 10 in the event that an interested stockholder proposes a business combination with the company. Specifically, Section 203 would prohibit the company from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder unless:

1.	prior to such date, the corporation’s board approved either the business combination or the transaction through which the stockholder became an interested stockholder;

2.	upon consummation of the transaction in which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

3.	at or subsequent to such date, the business combination is approved by the corporation’s board and authorized at an annual or special meeting of the corporation’s stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.
Section 203 defines an “interested stockholder” to include a person (or any affiliate or associate thereof) who beneficially owns 15% or more of the outstanding voting stock of a corporation (in contrast to the 5% threshold set by Article 10).
Both Article 10 and Section 203 are designed to protect the company and its stockholders against coercive, two-tiered tender offers. However, the five “fair price” conditions under Article 10 have no corollary under, and thus are more burdensome to an interested stockholder than, the requirements of Section 203. There are four other significant differences between the provisions:

1.	The 66 2/3% stockholder approval threshold in Section 203 excludes shares owned by the interested stockholder, whereas the vote requirement under Article 10 does not exclude the interested stockholder’s shares from the vote determination.

2.	Section 203 defines an “interested stockholder” as one who beneficially owns 15% or more of the outstanding voting stock of a corporation, whereas Article 10 applies to a person who beneficially owns 5% or more of the outstanding voting stock of Intel.

3.	Section 203 does not apply to an interested stockholder who is a greater than 85% holder of the outstanding voting stock of the company.

4.	Section 203 does not contain a “disinterested director” requirement; accordingly, under Section 203, an interested stockholder could gain board approval of a business combination by replacing incumbent directors with its own supporters.
Article 10 was adopted when Intel re-incorporated from California to Delaware in 1989. At that time, Section 203 was relatively new and under challenge in various lawsuits. The Board believes that Section 203 is sufficient to protect Intel stockholders from coercive, two-tiered tender offers and that Article 10 is no longer necessary or appropriate.
Vote Necessary to Approve the Amendment and Effectiveness
The affirmative vote of the holders of 66 2/3% of the outstanding shares of all stock entitled to vote at the annual meeting is required for approval of Proposal 2. Shares not present at the meeting and shares voting “abstain” effectively count as votes against the amendment. If Proposal 2 is approved, the amendment to the Certificate of Incorporation will become effective upon filing of the Third Restated Certificate of Incorporation with the Delaware Secretary of State. Because an abstention on this proposal is not an affirmative vote, it will have the same effect as a vote against this proposal. Therefore, it is important that you vote your shares.
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the proposal to amend the company’s Second Restated Certificate of Incorporation to repeal Article 10 (the fair price provision) in its entirety.

PROPOSAL 3:	AMENDMENT OF THE COMPANY’S SECOND RESTATED CERTIFICATE OF INCORPORATION TO REPEAL THE SUPERMAJORITY VOTE PROVISIONS
Our Board, in its continuing review of corporate governance matters, and after careful consideration and upon recommendation of the Corporate Governance and Nominating Committee, has concluded that it is in the best interests of the company’s stockholders to propose an amendment to the company’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”) to repeal the supermajority vote provisions, and to request stockholder approval of that amendment. Our Certificate of Incorporation currently contains three supermajority vote provisions (provisions that require more than a simple majority for approval): (a) Article 7, addressing stockholder approval of a compromise or arrangement between Intel and its creditors or stockholders, (b) Article 10, containing a fair price provision that can be overridden by a supermajority vote and (c) Article 12, containing a supermajority vote requirement to amend certain provisions of the Certificate of Incorporation. The Board has adopted resolutions approving and declaring the advisability of an amendment to our Certificate of Incorporation subject to stockholder approval to (i) repeal Article 7 in its entirety and (ii) repeal Article 12 in its entirety. The Board has separately proposed to repeal Article 10 in its entirety, as discussed above in “Proposal 2: Amendment of the Company’s Second Restated Certificate of Incorporation to Repeal the Fair Price Provision.” The amendments to the Certificate of Incorporation proposed under Proposal 2 and Proposal 3 are set forth in Exhibit A, with deletions indicated by strikeout and additions indicated by underline, and reflecting conforming changes in the numbering and cross-references in the Certificate of Incorporation that will be made to the extent stockholders approve the amendments. The current provisions and proposed amendments described below are qualified in their entirety by reference to the actual text as set forth in Exhibit A.
Although the incidence of supermajority vote requirements is fairly high in American corporations, many investors and others have begun to view these provisions as conflicting with principles of good corporate governance. Recognizing that supermajority vote requirements can be beneficial in some circumstances, our Board has determined that there nevertheless are arguments for repealing the supermajority vote requirements. For example, a supermajority vote requirement can limit the stockholders’ ability to effect change, in that such a requirement essentially provides a veto to a large minority of stockholders. Moreover, providing a lower threshold for stockholder votes can increase the ability of stockholders to participate effectively in Intel’s corporate governance. Accordingly, upon reviewing the supermajority vote provisions in the company’s Certificate of Incorporation, and weighing the advantages and disadvantages of such provisions, the Board has concluded that it is in the best interests of our stockholders to repeal the supermajority vote requirements of Article 7 and Article 12.
The current supermajority vote provisions in the Certificate of Incorporation are as follows:

1.	Article 7 — Compromise or Arrangement Between the Company and Stockholders. Article 7 of the Certificate of Incorporation derives from Section 102(b)(2) of the Delaware General Corporation Law, which sets forth specific language that a company may include in its certificate of incorporation. Article 7 states that when in an insolvency context a Delaware court orders a meeting of the company’s creditors and/or stockholders to approve a compromise or arrangement and a reorganization of the company under such compromise or arrangement, that compromise, arrangement and reorganization will be binding upon the company, its creditors and/or stockholders if it is approved by the court and by a vote representing three-fourths in value of the creditors and/or stockholders. The company believes that it is unlikely it would be involved in the type of state law insolvency proceeding addressed under this provision.

2.	Article 12 — Amendment of Certain Certificate Provisions. Under Article 12 of the Certificate of Incorporation, the approval of at least 66 2/3% of the voting power of all outstanding shares entitled to vote in the election of directors is required to amend, alter, repeal or adopt any provision inconsistent with Article 10 (the fair price provision), Article 11 (barring stockholder action by written consent) or Article 12.

Under the Delaware General Corporation Law, any amendment to our Certificate of Incorporation must first be approved by our Board and then recommended to and approved by our stockholders. Repealing Article 12 would not affect the Board’s role in this process. Instead, repealing Article 12 would mean only that a simple majority of the voting power of all outstanding shares entitled to vote in the election of directors would be necessary to approve any amendment to the Certificate of Incorporation once the Board approved and recommended the amendment. Consequently, the Board believes that Article 12 should be repealed in its entirety.

3.	Article 10 — Fair Price Provision. We have separately asked stockholders to repeal Article 10 in “Proposal 2: Amendment of the Company’s Second Restated Certificate of Incorporation to Repeal the Fair Price Provision.”

The supermajority vote provisions contained in Articles 7 and 12 of the Certificate of Incorporation were included in our original certificate of incorporation when we re-incorporated in Delaware from California in 1989. Article 12 is substantially similar to provisions contained in the company’s previous Articles of Incorporation, as amended, as a California corporation. Article 7 is a Delaware-specific provision and was not included in the previous Articles of Incorporation.
Vote Necessary to Approve the Amendment and Effectiveness
The affirmative vote of the holders of 66 2/3% of the outstanding shares of all stock entitled to vote at the annual meeting is required for approval of Proposal 3. Shares not present at the meeting and shares voting “abstain” effectively count as votes against the amendment. Under the Certificate of Incorporation, the affirmative vote of the holders of 66 2/3% of the outstanding shares of all stock entitled to vote at the annual meeting is required for approval of the amendments to Article 12. Although the affirmative vote of the holders of the majority of the outstanding shares of common stock entitled to vote at the annual meeting, assuming a quorum is present, is necessary for approval of the amendment to repeal Article 7, the company has proposed to repeal this provision in conjunction with the other amendments set forth in Proposal 3, and therefore will repeal Article 7 only if Proposal 3 is approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares of all stock entitled to vote at the annual meeting. If Proposal 3 is approved, the amendments to the Certificate of Incorporation will become effective upon filing the Third Restated Certificate of Incorporation with the Delaware Secretary of State. Because an abstention on this proposal is not an affirmative vote, it will have the same effect as a vote against this proposal. Therefore, it is important that you vote your shares.
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the proposal to amend the company’s Second Restated Certificate of Incorporation to repeal the supermajority vote provisions.

REPORT OF THE AUDIT COMMITTEE
The ultimate responsibility for good corporate governance rests with our Board, whose primary role is providing oversight, counseling and direction to Intel’s management in the best long-term interests of the company and its stockholders. The Audit Committee has been established for the purpose of overseeing Intel’s accounting and financial reporting processes, and audits of Intel’s annual financial statements and internal control over financial reporting.
The Audit Committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted on our web site at www.intc.com. Intel intends for the composition of the Audit Committee, and the attributes of its members and its responsibilities, as reflected in its charter, to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Intel’s system of internal controls relating, for example, to the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets. Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on management’s assessment of the effectiveness of Intel’s internal control over financial reporting and their own assessment of the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace Intel’s independent audit firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.
Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and to the auditors on the basis of the information it receives; discussions with management and the auditors; and the experience of the Audit Committee’s members in business, financial and accounting matters.
The Audit Committee has an agenda for the year that includes reviewing Intel’s financial statements, internal control over financial reporting and audit matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings press releases. Management’s and the independent audit firm’s presentations to and discussions with the Audit Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the independent audit firm. In addition, the Audit Committee generally oversees Intel’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Intel regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.
Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent audit firm may be retained to perform non-audit services. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.
The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Intel’s internal control over financial reporting as of December 31, 2005, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control–Integrated Framework. The Audit Committee has also reviewed and discussed with Ernst & Young its attestation report on management’s assessment of internal control over financial reporting, and its review and report on Intel’s internal control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 31, 2005, which Intel filed with the SEC on February 27, 2006.
In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chairman then communicates such pre-approvals to the full Audit Committee. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Intel obtains these services from other service providers as needed. The Audit Committee has been reducing the scope and amount of permissible non-audit services obtained from Ernst & Young and obtaining other providers for those services. This activity continued in 2005 and will continue in 2006. For more information about fees paid to Ernst & Young for services in fiscal years 2004 and 2005, see “Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm.”
The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2005 with management and Ernst & Young; management represented to the Audit Committee that Intel’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles; and Ernst & Young represented that their presentations included the matters required to be discussed with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates. In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 31, 2005, which Intel filed with the SEC on February 27, 2006.

Audit Committee
Jane E. Shaw, Chairman
E. John P. Browne
D. James Guzy
James D. Plummer

PROPOSAL 4:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP has been our independent audit firm since our incorporation in 1968, and the Audit Committee has selected Ernst & Young as our independent audit firm for the fiscal year ending December 30, 2006. Among other matters, the Audit Committee concluded that current requirements for audit partner rotation, auditor independence through limitation of services and other regulations affecting the audit engagement process substantially assist in supporting auditor independence despite the long-term nature of Ernst & Young’s services to us. In accordance with applicable regulations on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed for 2005, and the concurring/reviewing partner for our audit was changed in 2004.
As a matter of good corporate governance, the Audit Committee has determined to submit its selection of the independent audit firm to our stockholders for ratification. In the event that this selection of Ernst & Young is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm.
Representatives of Ernst & Young attended all meetings of the Audit Committee in 2005. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. In 2004 and 2005, we did not obtain any of these prohibited services from Ernst & Young. We use Deloitte & Touche LLP, KPMG LLP and PricewaterhouseCoopers LLP for these types of non-audit services. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “The Board, Board Committees and Meetings” and “Report of the Audit Committee.”

We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Fees Paid to Ernst & Young LLP
The following table shows the fees that we paid or accrued for audit and other services provided by Ernst & Young LLP for fiscal years 2005 and 2004. All figures are net of Value Added Tax and other similar taxes assessed by certain non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2005	2004

Audit fees	$12,459,000	$11,167,000
Audit-related fees	$663,000	$743,000
Tax fees	$127,000	$1,305,000
All other fees	$123,000	$135,000

Total	$13,372,000	$13,350,000

Audit Fees ($12,459,000; $11,167,000). This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting, and Ernst & Young’s own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.
Audit-Related Fees ($663,000; $743,000). This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits, consents issued in connection with SEC filings, review procedures, and letters provided to underwriters in connection with the issuance of debt securities in 2005.
Tax Fees ($127,000; $1,305,000). This category consists of tax services generally for tax compliance and tax preparation. In 2005, $98,000 was for tax compliance and preparation services rendered by Ernst & Young, including the preparation of original and amended tax returns, claims for refunds, support during income tax audits or inquiries, and tax payment planning in certain overseas jurisdictions. The remaining $29,000 was for tax advice and transfer pricing studies.
All Other Fees ($123,000; $135,000). This category consists of fees for the following: an audit of an investment fund owned by Intel and a group of corporations that manufacture and/or use 64-bit Itanium®-based systems (as the managing partner of the fund, we are responsible for coordinating the fund’s financial audit), agreed-upon procedures for a research and development grant program audit in Ireland, agreed-upon procedures as required by the State of California for companies handling hazardous waste materials, translation services for certain statutory financial filings outside the U.S., agreed-upon procedures for a tax certification report as required by authorities in India; and an annual subscription fee to Ernst & Young for accounting literature.
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2006.

PROPOSAL 5: APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN
The Board is requesting that our stockholders vote in favor of approving the 2006 Equity Incentive Plan (“2006 EIP”), which was adopted by the Board on February 23, 2006. If approved, the two-year 2006 EIP will replace the 2004 Equity Incentive Plan (“2004 Plan”) in advance of its expiration and will become the sole plan for providing stock-based incentive compensation to eligible employees and non-employee directors. The Board has chosen to adopt the 2006 EIP rather than extend the 2004 Plan, primarily to clarify our use of restricted stock units (“RSUs”) in 2006 in addition to stock options. The Board believes that our 2006 EIP is in the best interest of stockholders and Intel, as it will continue to provide employee and stockholder alignment; maintain our broad-based equity program; and help attract, motivate and retain employees. The following summary of certain major features of the 2006 EIP is qualified in its entirety by reference to the actual text of the 2006 EIP, set forth as Exhibit B.
We are seeking approval of the following for the 2006 EIP:

1.	Approval of the 2006 EIP with an expiration of June 30, 2008. The 2004 Plan is currently scheduled to expire on June 30, 2007. We are requesting approval of the 2006 EIP with a limited life of two years and one month but will continue Intel’s practice of submitting our equity plan annually to stockholders for approval. This annual approval gives our stockholders more frequent opportunities to evaluate and vote on continuation of the plan while giving Intel greater flexibility to update our equity program to ensure a market-competitive design. As of December 31, 2005, Intel issued approximately 133 million shares under the 2004 Plan. We estimate that between January 1, 2006 and May 17, 2006, we will grant an additional 77 million shares, primarily as part of our annual performance evaluation process and grants to newly hired employees. We estimate that as of May 17, 2006, we will have 160 million shares available to be granted under the 2004 Plan. If stockholders approve our 2006 EIP, we will cancel all shares not subject to previously granted awards, and no further awards will be granted under the 2004 Plan.

2.	175 million shares to fund the 2006 EIP for two years. The Board is recommending the approval of 175 million shares for the 2006 EIP of which a maximum of 80 million shares can be awarded as restricted stock or RSUs. Within these 80 million shares of restricted stock or RSUs, we request the ability to use up to 100,000 shares for employee recognition stock awards having no minimum vesting period. The majority of Intel’s stock option grants will have a maximum life of seven years, but we request a maximum of 7 million options having a maximum life of 10 years for executive long-term retention grants.

Equity Plan Share Reservation

Shares authorized under the 2004 Plan	370 million
Shares awarded from May 2004 through December 31, 2005	(133 million	)
Estimated shares awarded from January 1, 2006 through May 2006	(77 million	)
Estimated shares available to be granted as of May 2006	160 million

Estimated shares canceled under the 2004 Plan	(160 million	)
Maximum shares authorized under the 2006 EIP	175 million

Maximum shares authorized for issuance through June 30, 2008	175 million

Background on Equity Compensation at Intel
Intel has a long history of linking employee actions, behaviors and compensation to our long-term stock performance. For more than 25 years, we have been granting stock options to our officers and other key employees. In 1997, we expanded the eligibility of our stock option program to cover essentially all full-time and part-time employees, which is what Intel refers to as broad-based. Intel strongly believes in our broad-based equity program and grants equity to more than 90% of our employees annually. While we grant employee equity quarterly, we make most of our grants in the second quarter of each year as part of our company-wide employee performance evaluation process. In 2005, Intel granted 118.6 million options under the 2004 Plan of which 1.7 million options, or 1.4%, were awarded to Intel’s CEO and four most highly compensated executive officers (“listed officers”); 167,000 options, or 0.2%, were awarded to Intel’s non-employee directors; and the remaining 116.7 million options, or 98.4%, were awarded to Intel’s broad-based employee population. We believe that share-based compensation should not be limited to executive officers, and that all employees should be aligned with our stockholders and have their actions, behaviors and compensation linked to Intel’s long-term stock performance. To better ensure this practice, the Compensation Committee (“Committee”) instituted a policy that limits grants to our listed officers to no more than 5% of the total options granted in any one year. Over the last five years, on average we awarded 1.5% of all equity grants to our listed officers (1.4% in 2005).

Intel also sets a limit on dilution, which is total equity awards granted less cancellations, divided by shares outstanding at the beginning of the year. Intel’s long-term goal is to limit the average annual dilution from our equity programs to less than 2%. Over the last five years, the average annual dilution from stock options was 1.7% (1.3% in 2005). Intel manages our long-term dilution goal by limiting the number of shares we grant annually, commonly referred to as burn rate (total equity awards granted, divided by shares outstanding at the beginning of the year). Over the last five years, Intel’s annual burn rate has averaged 2.3% (1.9% in 2005). While Intel’s 2005 dilution and burn rate have declined from their five-year average, both of these metrics have increased from 2003 to 2005, primarily as a result of our growing headcount. An additional metric that Intel uses to measure the cumulative impact of our stock program is overhang (equity outstanding but not exercised, plus equity available to be granted, divided by equity outstanding at the end of the year). Over the last five years, Intel’s overhang has averaged 22.5% (19.2% in 2005). Intel’s 2005 overhang is less than our five-year average, primarily as a result of reducing the term of our equity plan. A shorter term allows for a smaller pool of shares available to be granted, which reduces overhang.

Equity Compensation Plan Key Metrics

	2001	2002	2003	2004	2005	Average

Percentage of options to listed officers(1)	0.8%	1.7%	2.4%	1.1%	1.4%	1.5%
Dilution	2.8%	1.9%	1.1%	1.3%	1.3%	1.7%
Burn rate	3.5%	2.6%	1.7%	1.8%	1.9%	2.3%
Overhang	27.3%	26.9%	21.2%	17.7%	19.2%	22.5%

(1)	For 2001 through 2003 as well as 2005, “listed officers” included our CEO and each of the four other most highly compensated executive officers serving at the end of the years presented. For 2004, “listed officers” included our CEO and each of the five other most highly compensated executive officers serving at the end of 2004. One of these listed officers retired in January 2005.
The use of broad-based equity has long been a significant component of our overall compensation philosophy and is one that we plan to continue. Our philosophy is built on the principles that equity compensation should align employees’ actions and behaviors with stockholders’ interests; be market-competitive; be able to attract, motivate and retain the best employees; and support Intel’s belief in a broad-based approach. We believe that we have been successful in achieving this alignment through the use of fixed-price stock options that reward employees only upon improved stock price performance. Looking to the future, the ability to maintain our long-term average dilution goal of 2% against a backdrop of increasing headcount, while maintaining our ability to attract, motivate and retain employees, has required us to explore the use of various equity vehicles. We have determined that the introduction of RSUs in combination with stock options will help us manage dilution while retaining our use of broad-based equity. By introducing RSUs, we will require fewer shares under the 2006 EIP than were requested for the 2004 Plan. Because all of our equity awards under the 2004 Plan were in the form of stock options, we originally reserved 240 million shares under the 2004 Plan for a term of two years (and, with stockholder approval, we added a year and an additional 130 million shares in 2005). In this proposal, we are requesting that 175 million shares be made available for a term of two years. This represents a 27% drop in the amount of shares requested for the 2006 EIP from the 2004 Plan, despite Intel’s increasing headcount. The 175 million shares will result in an average annual burn rate of about 1.5%.
An RSU is a promise to deliver a full-value share of stock at a specific time in the future subject to vesting requirements. The value of an RSU to an employee is determined by multiplying the number of RSUs by the price of Intel stock. As the price of Intel stock fluctuates, so does the value of the employee’s RSU grant; this allows for employee and stockholder alignment with both increases and decreases in Intel’s stock price. RSUs also provide for more stable value than stock options; RSUs provide value to employees with both increases and decreases in stock price, while options provide value to employees only with an increase in stock price. Because RSUs are more likely to deliver actual economic value to recipients, we are granting fewer RSUs than the number of options we used to grant.
Intel’s non-exempt employees through our lower level exempt employees will receive RSUs exclusively. By changing our equity grants for non-exempt and lower level exempt employees, Intel can maintain a broad-based equity program with fewer shares, provide more stable value from these grants, and continue to provide employee and stockholder alignment.
Intel will also continue to use stock options. For our mid-level exempt employees through our CEO, Intel will utilize a combination of RSUs and options. As employees’ responsibilities increase within the organization, they will receive a higher proportion of their equity compensation in the form of stock options and therefore have a higher percentage of their total compensation at risk. This compensation at risk provides management with a strong incentive to improve the company’s performance.

Intel will also continue to use equity to recognize the outstanding achievement of our employees via special recognition programs. We are requesting the ability to use up to 100,000 shares for employee recognition stock awards having no minimum vesting period; these awards are typically granted in small amounts of 100 to 150 shares per recipient and vest immediately. We are also requesting the ability to use up to 7 million shares for executive long-term retention grants; these awards have a longer vesting schedule and a maximum life of 10 years.
For the 2006 EIP, the Board recommends the approval of 175 million shares of which a maximum of 80 million shares can be awarded as restricted stock or RSUs. We strongly believe that our stock programs and emphasis on employee stock ownership have been integral to our success. We believe that our broad-based equity program has enhanced our ability to attract, motivate and retain the employee talent critical to attaining long-term improved company performance and stockholder returns. Therefore, we consider approval of the 2006 EIP vital to our future success, as it will enable Intel to continue offering equity awards to our employees.
Equity Compensation Plan Information
The 2006 EIP will replace our stockholder-approved 2004 Plan. If the 2006 EIP is approved by stockholders, we will cancel all shares not subject to previously granted awards, and no further awards will be granted under the 2004 Plan. Information as of December 31, 2005 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table (shares in millions):

			(C)
			Number of Shares
			Remaining
			Available for Future
	(A)	(B)	Issuance Under
	Number of Shares to	Weighted Average	Equity Incentive
	Be Issued Upon	Exercise Price of	Plans (Excluding
	Exercise of	Outstanding	Shares Reflected in
Plan Category	Outstanding Options	Options	Column A)

Equity incentive plans approved by stockholders	223.3	$22.58	284.9 (1)
Equity incentive plans not approved by stockholders(2)	671.6	$28.17	—

Total	894.9 (3)	$26.77	284.9

(1)	Includes 47.9 million shares available under our 1976 Stock Participation Plan. In “Proposal 6: Approval of the 2006 Stock Purchase Plan” below, we are requesting that stockholders approve an additional 240 million shares through 2011.

(2)	Consists of shares available under our 1997 Stock Option Plan, which was not required to be approved by stockholders. The 1997 Stock Option Plan was terminated as to future grants when the 2004 Plan was approved by the stockholders in May 2004.

(3)	Total excludes 5.0 million shares issuable under outstanding options, with a weighted average exercise price of $16.15, originally granted under plans that we assumed in connection with acquisitions.
The 1997 Stock Option Plan (“1997 Plan”) provided for the grant of stock options to employees other than officers and directors. The 1997 Plan, which was not approved by stockholders, was terminated as to future grants when the 2004 Plan was approved by stockholders in May 2004. The 1997 Plan is administered by the Committee, which has the power to determine matters relating to outstanding option awards under the 1997 Plan, including conditions of vesting and exercisability. Options granted under the 1997 Plan expire no later than 10 years from the grant date. Options granted prior to 2003 under the 1997 Plan generally vest in five years, and options granted under the 1997 Plan in 2003 and 2004 generally vest in increments over four or five years from the date of grant. Certain grants to key employees have delayed vesting, generally beginning six years from the date of grant.
Purpose of the 2006 EIP
As set forth herein, the 2006 EIP will allow us to make broad-based grants of stock options, restricted stock, RSUs and Stock Appreciation Rights (“SARs”), any of which may or may not require the satisfaction of performance objectives, to employees and to non-employee directors through June 30, 2008. The purpose of these equity awards is to attract, motivate and retain talented employees and non-employee directors, further align employee and stockholder interests, continue to closely link employee compensation with company performance, and maintain a culture based on employee stock ownership.

Key Terms
The following is a summary of the key provisions of the 2006 EIP, as set forth and stated herein.

Plan Term:	May 17, 2006 to June 30, 2008.

Eligible Participants:	All of our full-time and part-time employees, where legally eligible to participate, and our non-employee directors.

Shares Authorized:	175 million over the two-year term of the plan, subject to adjustment only to reflect stock splits and similar events.

Award Types (available to all eligible participants, including non-employee directors):	(1) Stock options (2) Restricted stock (3) RSUs (4) SARs

Award Terms:	Stock options and SARs will have a term of no longer than seven years, except that up to 7 million shares may be utilized for long-term executive retention stock option grants having a term of no longer than 10 years.

162(m) Share Limits:	Section 162(m) of the Internal Revenue Code of 1986, as amended (“Tax Code”) requires among other things that the maximum number of shares awarded to an individual must be approved by stockholders in order for the awards granted under the plan to be eligible for treatment as performance-based compensation that will not be subject to the $1 million limitation on tax deductibility for compensation paid to certain specified senior executives. Accordingly, the 2006 EIP limits awards granted to an individual participant in any calendar year to:

(1) No more than 3 million shares subject to stock options or SARs to an individual participant annually and

(2) No more than 2 million shares subject to restricted stock or RSU awards to an individual participant annually.

These limits are greater than the number of options that we have granted to any individual in the past.

Other Share Limitations:	(1) No more than 80 million shares may be issued under restricted stock and RSUs.

(2) No more than 30,000 shares may be granted to a non-employee director in any calendar year.

Vesting:	Determined by the Committee or the Board within the following limits (subject to exceptions for death, disability or retirement):

(1) Restricted stock or RSUs shall not vest in less than pro rata installments over three years, unless vesting is based on the achievement of performance criteria, in which case vesting shall be based on performance over a period of not less than one year. Up to an aggregate of 100,000 shares may be used for employee recognition stock awards having no minimum vesting period.

(2) Stock options or SARs shall not first become exercisable in less than one year.

(3) Performance vesting criteria, if any, will be established by award at the grant date.

Not Permitted:	(1) Granting stock options or SARs at a price below the market value of Intel stock on the date of grant.

(2) Repricing or reducing the exercise price of a stock option or SAR without stockholder approval.

(3) Reload grants, or the granting of options conditional upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option.

(4) Adding shares back to the number available for issuance when a stock appreciation right is net settled, when shares are retained or delivered to us to pay the exercise price and/or tax obligations associated with an award, or when we repurchase shares on the open market using the proceeds from payment of the exercise price in connection with the exercise of an outstanding stock option.
Eligibility
Only employees of Intel and its subsidiaries and our non-employee directors are eligible to receive awards under the 2006 EIP. The Committee determines which employees will participate in the 2006 EIP, and the Board determines the terms of grants to non-employee directors. As of February 24, 2006, there were approximately 103,000 employees and nine non-employee directors eligible to participate in the 2006 EIP.
Awards
The 2006 EIP allows the grant of stock options, SARs, restricted stock or RSUs, any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the Committee has the discretionary authority to determine the size of awards to employees. The use of performance-based requirements will be considered in the context of our total compensation program and the significant level of pay-for-performance requirements already incorporated into our compensation practices.
Non-Employee Director Awards
Each year, non-employee directors may receive award(s) for a number of shares established by the Board, but no more than 30,000 shares annually. Subject to limits in the plan terms applicable to awards under both the 2004 Plan and the 2006 EIP, the Board has the discretion to determine the form and terms of awards to non-employee directors. We granted each non-employee director options for 19,000 shares in 2005, except for Dr. Plummer, to whom we awarded a prorated grant of 15,000 stock options in accordance with his appointment in July 2005.
Vesting and Exercise of Stock Options and SARs
The exercise price of stock options granted under the 2006 EIP may not be less than the market value (the average of the high and low market price) of the common stock on the date of grant. For example, on February 24, 2006, the average of the highest and lowest quoted sales prices of our common stock was $20.36 per share, which would have been the grant price for any stock options granted on that date. The option term may not be longer than seven years in the case of stock options vesting in full in less than five years, and may not be longer than 10 years in the case of stock options vesting in full in five or more years (long-term executive retention grants). The Committee (or, for non-employee director awards, the Board) will determine when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any, provided that no stock option may be exercised less than one year from the date of grant (except upon the death, disability or retirement of the participant). We may require, prior to issuing common stock under the 2006 EIP, that the participant remit an amount in cash or common stock sufficient to satisfy tax withholding requirements. SARs are generally subject to the same terms and limitations under the 2006 EIP as stock options.
Vesting of Restricted Stock and RSUs
The Committee (or, for non-employee director awards, the Board) may make the grant, issuance, retention and/or vesting of restricted stock and RSUs contingent upon continued employment with Intel, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate. Except in the case of death, disability or retirement of the participant, vesting of restricted stock and RSUs that is contingent upon the achievement of performance objectives shall be based on performance over a period of not less than one year, and awards that are contingent upon continued employment or the passage of time shall not fully vest in less than pro rata installments over three years from the date of grant. Notwithstanding the limitations of the preceding sentence, up to 100,000 shares shall be available for use as employee recognition stock awards having no minimum vesting period.
Dividends
Unless otherwise provided by the Committee, no adjustment shall be made in shares issuable under awards due to cash dividends that may be paid or other rights that may be issued to the holders of shares prior to their issuance under any award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any participant with respect to the shares subject to any award that have not vested or been issued, or that are subject to any restrictions or conditions on the record date for dividends. As of December 31, 2005, no dividend equivalents had ever been issued.
Eligibility Under Section 162(m)
Stockholder approval of the 2006 EIP is designed to constitute approval of the plan’s material features for purposes of Section 162(m) of the Tax Code. Awards may, but need not, include performance criteria that satisfy Section 162(m). To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be based on stock price appreciation (in the case of options or SARs) or on one or more of the other factors set forth in Section 10(b) of the 2006 EIP (which may be adjusted as provided in the plan), applied either individually, alternatively or in any combination, to either the company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the award.
To the extent that an award under the 2006 EIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.
Notwithstanding satisfaction of any performance criteria, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award due to satisfaction of performance criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion determines.
Transferability
Awards granted under the 2006 EIP are transferable only by will or the laws of descent and distribution, or to the extent otherwise determined by the Committee. The Committee has sole discretion to permit the transfer of an award.
Administration
The Committee, which is made up entirely of independent directors, administers the 2006 EIP. The Committee will select the employees who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2006 EIP, establish the terms, conditions and other provisions of the grants. The Committee may interpret the 2006 EIP and establish, amend and rescind any rules relating to the 2006 EIP. The Committee may delegate to a committee of one or more directors the ability to grant awards and take certain other actions with respect to participants who are not executive officers, and may delegate certain administrative or ministerial functions under the 2006 EIP to an officer or officers. The Committee has delegated authority to a committee consisting of the CEO to grant awards to non-executive employees within limits and a budget pre-approved by the Committee.
Amendments Requiring Stockholder Approval
The Board may terminate, amend or suspend the 2006 EIP, provided that no action may be taken by the Board (except those described in “Adjustments” below) without stockholder approval to:

•	Increase the number of shares that may be issued under the 2006 EIP;

•	Permit granting of stock options at less than the market value;

•	Permit the repricing of outstanding stock options;

•	Amend the maximum shares set forth that may be granted as stock options, SARs, restricted stock or RSUs to any participant or in total;

•	Extend the term of the 2006 EIP;

•	Change the class of persons eligible to participate in the 2006 EIP; or

•	Otherwise implement any amendment required to be approved by stockholders under NASDAQ rules.
Adjustments
In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock or any similar event affecting our common stock, the Committee shall adjust the number and kind of shares available for grant under the 2006 EIP, and subject to the various limitations set forth in the 2006 EIP, the number and kind of shares subject to outstanding awards under the 2006 EIP, and the exercise or settlement price of outstanding stock options and of other awards.
The impact of a merger or other reorganization of Intel on outstanding stock options, SARs, restricted stock and RSUs granted under the 2006 EIP shall be specified in the agreement related to the merger or reorganization, subject to the limitations and restrictions set forth in the 2006 EIP. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.
U.S. Tax Consequences
The federal tax rules applicable to the 2006 EIP under the Tax Code are summarized below. This summary does not include the tax laws of any municipality, state or foreign country in which a participant resides. Stock option grants under the 2006 EIP may be intended to qualify as incentive stock options under Section 422 of the Tax Code or may be non-qualified stock options governed by Section 83 of the Tax Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option, and no deduction is taken by the company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We will be entitled to a corresponding deduction on our income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and we will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.
Restricted stock is also governed by Section 83 of the Tax Code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable). Income tax is paid on the value of the stock or units at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold.
The American Jobs Creation Act of 2004 added Section 409A to the Tax Code, generally effective January 1, 2005. The IRS has issued proposed regulations which, in part, give employers until the end of 2006 to effect Section 409A implementation in almost all circumstances. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it does not impact Intel’s ability to deduct deferred compensation.
Section 409A applies to RSUs, performance units and performance shares. Grants under such plans will continue to be taxed at vesting but will be subject to new limits on plan terms governing when vesting may occur. If grants under such plans do not allow employees to elect further deferral on vesting or on distribution, under the proposed regulations no negative impact should attach to the grants. However, further guidance from the IRS is expected and could change the way such plans must be governed.
Section 409A does not apply to incentive stock options, non-qualified stock options (that are not discounted) and restricted stock provided there is no deferral of income beyond the vesting date. Section 409A also does not cover SARs if the SARs are issued by a public company on its traded stock, the exercise price is not less than the fair market value of the underlying stock on the date of grant, the rights are settled in such stock and no features defer the recognition of income beyond the exercise date.
As described above, awards granted under the 2006 EIP may qualify as “performance-based compensation” under Section 162(m) of the Tax Code. To qualify, options and other awards must be granted under the 2006 EIP by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations) and satisfy the 2006 EIP’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options and stock-settled SARs to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in Section 10(b) of the 2006 EIP, as established and certified by a committee consisting solely of two or more “outside directors.”
For a discussion of our executive compensation philosophy, see “Report of the Compensation Committee on Executive Compensation.”
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the approval of the 2006 Equity Incentive Plan.
PROPOSAL 6: APPROVAL OF THE 2006 STOCK PURCHASE PLAN
The Board requests that our stockholders vote in favor of approving the 2006 Stock Purchase Plan (“2006 SPP”), which was adopted by the Board on February 23, 2006. If approved, the five-year 2006 SPP will replace our existing 1976 Stock Participation Plan (“1976 Plan”) approved for a maximum of 944 million shares and set to expire on August 31, 2006. Stock purchase plans offer eligible employees the opportunity to acquire stock through periodic payroll deductions that are applied toward the purchase of stock, at a discount from the current market price. The primary purpose of these plans is to provide employees with the opportunity to acquire an ownership stake in their companies through participation in a payroll deduction-based employee stock purchase plan. We believe that the 2006 SPP is in the best interest of stockholders, as it enhances broad-based employee stock ownership; enables Intel to attract, motivate and retain the best employees with a market-competitive benefit; and does so at a reasonable cost to stockholders. The following summary of the 2006 SPP is qualified in its entirety by reference to the actual text of the 2006 SPP, set forth as Exhibit C.
We are seeking approval of the following for the 2006 SPP:

1.	Approval of the 2006 SPP with an expiration of August 31, 2011. The 1976 Plan is currently scheduled to expire on August 30, 2006. If approved by our stockholders, the 2006 SPP will become effective on July 31, 2006 and expire on August 31, 2011, resulting in a term of five years and one month. The additional month is requested to accommodate the last trading day prior to the start of the enrollment period on July 31, 2006 through the first subscription period in 2011 ending August 31, 2011.

2.	240 million shares to fund the 2006 Stock Purchase Plan. The Board is recommending the approval of 240 million shares under the 2006 SPP to meet our expected annual needs over the next five years. We estimate that at the time of our 2006 annual meeting, we will have approximately 34 million shares remaining for issuance under the 1976 Plan. We expect to sell about 14 million shares to cover the first full subscription period of 2006, which will leave 20 million shares remaining under the 1976 Plan. If stockholders approve the 2006 SPP, we will cancel the 1976 Plan and any of its remaining shares available for issuance as of its expiration on August 31, 2006.

Stock Purchase Plan Share Reservation

Maximum shares available under the 1976 Plan	944 million
Estimated shares awarded from 1976 through May 2006	(910 million	)

Estimated shares available under the 1976 Plan as of May 2006	34 million
Estimated shares issued for the August 2006 subscription period	(14 million	)
Estimated shares canceled under the 1976 Plan	(20 million	)

Shares available under the 1976 Plan if the 2006 SPP is approved	—
Maximum shares available under the 2006 SPP	240 million

Maximum shares available for issuance (2006–2011)	240 million

Background on Stock Purchase Plans at Intel
The 1976 Plan was adopted by the Board on February 18, 1976 and was last approved by Intel’s stockholders on May 21, 1991. The 1976 Plan was last amended by the Board on July 2, 2000 to reflect a two-for-one stock split, which increased the maximum number of shares available under the plan to 944 million shares of common stock.

Employees have been participating in our stock purchase plan for more than 30 years. Even though participation is voluntary and requires that employees make contributions through payroll deductions, in the subscription period ended February 2006, more than 71% of Intel’s eligible employees participated (approximately 69,000 participants out of 97,000 eligible employees). A direct result of this high participation level is an increase in broad-based ownership, with 99.9% of the shares issued going to non-Section 16 officers in 2005.
The 2006 SPP will largely continue the design of the 1976 Plan. Intel’s 2006 SPP would allow employees to purchase stock twice a year at the end of each six-month subscription period. The purchase price is the lower of 85% of the fair market value of the stock on either the last trading day before the beginning of the enrollment period or the last day of the subscription period. Employees will be able to contribute up to 10% of their annual salary, but will not be able to purchase more than $25,000 in value in any calendar year. The majority of companies with which we compete for talent offer stock purchase programs to their employees.
In 2005, 19.6 million shares (18.4 million in 2004 and 23.8 million in 2003) were issued from the stock purchase plan, resulting in an annual dilution cost of 0.3% (0.3% in 2004 and 0.4% in 2003). Annual dilution equals shares issued divided by the beginning of the year’s shares outstanding.
We believe that by providing employees with the opportunity to purchase stock and increase their stock ownership, the incentive to think and act as stockholders is strengthened. In order to continue this alignment, we are requesting the approval of 240 million shares of common stock under the 2006 SPP with an expiration of August 31, 2011. We expect the approval of 240 million shares under the 2006 SPP, when combined with the cancellation of all remaining shares under the 1976 Plan, to result in an approximate 4% dilution over the life of the plan. We are recommending a plan term of five years and one month to allow stockholders more frequent opportunities to vote on our stock purchase plan while maintaining a reasonable five-year life for this program.
At Intel, we strongly believe in broad-based employee stock ownership and the importance of the 2006 SPP in producing this result to further stockholder alignment. We believe that the continued ability to offer this highly valued, market-competitive program is critical to attract, motivate and retain the employee talent needed for Intel’s success.
Key Terms
The key terms of the 2006 Stock Purchase Plan as proposed are summarized below.
Eligibility
Employees of Intel and certain of its subsidiaries are eligible to participate in the 2006 SPP. The subsidiaries whose employees are entitled to participate may be changed from time to time by the Compensation Committee (“Committee”). Employees of Intel who were employed on the last day on which stock is traded before an enrollment period begins, and who regularly work 20 hours or more per week and five months or more per year, are eligible to participate in the 2006 SPP. The Committee may establish administrative rules requiring that employment commence some minimum period (not to exceed 30 days) before an enrollment period begins. As of February 24, 2006, approximately 106,000 employees were eligible to participate in the 2006 SPP.
Employees are not eligible to participate in the 2006 SPP if they would immediately after such purchase own (directly or indirectly) stock, which when added to shares that the employees may purchase under outstanding options, amounts to 5% or more of the total combined voting power or value of all classes of stock of Intel. Employees may not purchase stock under the 2006 SPP in any one calendar year in an amount which, when added to stock the employees are entitled to purchase under similar plans, if any, exceeds $25,000 in market value (determined when rights to participate arise).
Enrollment and Participation
An eligible employee who wants to enroll and participate in the 2006 SPP must file a completed subscription agreement (which includes a payroll deduction agreement) with Intel during an enrollment period. The subscription agreement authorizes Intel to withhold automatically a percentage of the participant’s regular earnings through regular payroll deductions, and the amount of the deduction is credited to a 2006 SPP account in the participant’s name on Intel’s books during the subscription period. The minimum deduction allowed is 2% of regular earnings, and the maximum deduction is 10% of regular earnings (or such other percentages as the Committee may establish from time to time before an enrollment period begins), but employees will not be able to purchase more than $25,000 in value in any calendar year. No interest shall be paid or credited with respect to such payroll deductions.

Participants may change their rate of contribution for the next subscription period by filing a new subscription agreement during the applicable enrollment period. If a participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the subscription period and future subscription periods. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Internal Revenue Code of 1986, as amended (“Tax Code”), for a given calendar year, the Committee may reduce a participant’s payroll deductions to zero percent at any time during a subscription period scheduled to end during such calendar year. Participants may decrease, but may not increase, their rate of contribution once during any subscription period by filing an amended subscription agreement.
Enrollment Periods
The enrollment period, with respect to a given subscription period, is the period beginning on February 1 and August 1 and ending on February 19 and August 19, respectively. The duration and timing of enrollment periods may be changed or modified by the Committee.
Subscription Periods
The 2006 SPP shall generally be implemented by a series of six-month subscription periods, with new subscription periods commencing on each February 20 and August 20, and ending on the last trading day in the six-month periods ending on the following August 19 and February 19, respectively, or on such other date as the Committee shall determine. The Committee shall have the authority to change the frequency and/or duration of subscription periods (including the commencement dates thereof) with respect to future subscription periods if such change is announced at least 30 days prior to the beginning of the applicable enrollment period.
Purchase of Stock
On the last day of each subscription period, all participants will purchase the number of whole shares obtained by dividing the aggregate amount in their 2006 SPP accounts by the purchase price for that subscription period. No fractional shares will be credited or issued. The purchase price for a subscription period will be 85% of the “market value” of the common stock on the last trading day occurring before the first day of the enrollment period or 85% of the “market value” of the stock on the last day of the subscription period if that value is lower. “Market value” is the average of the highest and lowest selling price reported on the applicable date. The Committee may change the percentage of market value applied to determine the purchase price with respect to any future subscription period, but not to below 85%, and the Committee may determine with respect to any future subscription period that the purchase price will be a percentage of the market value of the stock on the last day of the subscription period. If the aggregate number of shares subscribed for in any subscription period exceeds the number of shares that remain available for sale under the 2006 SPP, the number of shares each participant may purchase will be proportionately reduced. Subject to the other limitations in the 2006 SPP, no participant may purchase more than 72,000 shares in a subscription period. If the number of shares to be credited to a participant’s 2006 SPP account in a subscription period exceeds this limit, the participant’s 2006 SPP account will be credited with the maximum number of shares permissible, and the remaining amount will be refunded in cash.
Transferability
Participants may not assign their subscription or other rights under the 2006 SPP to any other person, and any attempted assignment will be void.
Withdrawal
During a subscription period, participants may withdraw from participation in the 2006 SPP at any time before the last 48 hours of such subscription period by giving notice to Intel. Upon withdrawal from participation, the balance in the participant’s 2006 SPP account will be refunded to him or her in cash without interest, his or her right to participate in the current subscription period will be automatically terminated, and no further payroll deductions for the purchase of stock will be made during the subscription period. The Committee may change the rules pertaining to the timing of withdrawals, limiting the frequency with which participants may withdraw and re-enroll in the 2006 SPP, and may impose a waiting period on participants who want to re-enroll following withdrawal.

Administration
The Committee, which is made up entirely of independent directors, will administer the 2006 SPP. The Committee may interpret the 2006 SPP and establish, amend and rescind any rules related to the 2006 SPP. The Committee may construe and interpret the provisions and supervise the administration of the 2006 SPP, make factual determinations relevant to 2006 SPP entitlements and take all action in connection with administration of the 2006 SPP. The Committee may delegate to a sub-committee or to an officer or officers of Intel the administration of the 2006 SPP.
Adjustments
The number of shares subject to the 2006 SPP, and the number of shares subject to, and the purchase price of, outstanding rights to purchase shares, will be proportionately adjusted in the event of changes in the outstanding stock of Intel by reason of stock dividends, stock splits, consolidations, recapitalizations, reorganizations or similar events.
Sub-plans
The Committee may adopt rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations that allow for participation in the 2006 SPP in a manner that may not comply with the requirements of Section 423 of the Tax Code.
Amendment and Termination of the 2006 SPP
The Board may amend, modify or terminate the 2006 SPP at any time without notice, provided that no amendment may be adopted without the approval of the stockholders that would increase the total number of shares subject to the 2006 SPP (except for recapitalization) or adopt other amendments for which stockholder approval is required under applicable law. Unless terminated sooner by the Board, the 2006 SPP will automatically terminate on August 31, 2011.
U.S. Tax Consequences
The federal tax rules applicable to the 2006 SPP under the Tax Code are summarized below. This summary does not include the tax laws of any municipality, state or foreign country in which a participant resides. Upon stockholder approval of the 2006 SPP, the plan is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 of the Tax Code. No taxable income is recognized by a participant either at the time a right is granted to purchase stock under the 2006 SPP or at the time shares are purchased thereunder.
If a participant does not dispose of shares acquired under the 2006 SPP before two years after the “date of grant” (which for each subscription period is the last day on which stock is traded before the enrollment period preceding that subscription period), upon such qualifying disposition the lesser of (a) the excess of the amount realized on sale of the stock over the purchase price or (b) 15% of the market value of the shares on the date of grant will be subject to federal income tax. Federal long-term capital gain tax will apply to the excess, if any, of the sale’s proceeds on the date of disposition over the sum of the purchase price and the amount of ordinary income recognized upon disposition. If qualifying disposition produces a loss (the value of the shares on the date of disposition is less than the purchase price), no ordinary income will be recognized and federal long-term capital gain loss will apply, provided that the disposition involves certain unrelated parties.
If a participant disposes of the shares earlier than two years after the date of grant, upon such disqualifying disposition the difference between the purchase price and the market value of the shares on the date of purchase (the last day of a subscription period) will be taxed to the participant as ordinary income and will be deductible by Intel. The excess, if any, of the sale proceeds over the market value of the shares on the date of purchase will be taxed as long-term or short-term capital gain, depending on the holding period. Intel is not entitled to a deduction for amounts taxed as ordinary income or capital gains to a participant, except to the extent that ordinary income is recognized by a participant upon a disposition of shares earlier than two years after the date of grant.
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” approval of the 2006 Stock Purchase Plan.

ADDITIONAL MEETING INFORMATION
Meeting Proposals. There are no other matters that the Board intends to present, or has reason to believe others will present, at the annual meeting. If other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.
Proxy Solicitation. We will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of $20,000 plus a reasonable amount to cover expenses. Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish our proxy material to the beneficial owners of the stock, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain statutory fee schedules. We currently estimate that this reimbursement will cost us more than $4 million. The actual amount will depend on variables such as the number of proxy materials, the number of stockholders receiving electronic delivery and postage cost. See “Electronic Delivery of Our Stockholder Communications” for information on how you can help us reduce printing and mailing costs.
Inspector of Elections. Computershare Investor Services, LLC has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2006 annual meeting.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.
Based solely on a review of the copies of such forms in our possession, and on written representations from certain reporting persons, we believe that during fiscal 2005 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).
2007 Stockholder Proposals or Nominations. From time to time, our stockholders submit proposals that they believe should be voted on at the annual meeting or recommend persons who they believe should be nominated for election to the Board. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2007 proxy statement. Any such stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary, via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050 or by mail to Cary Klafter, Intel Corporation, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95054-1549. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. We must receive all submissions no later than November 28, 2006. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see “The Board, Board Committees and Meetings.”
Alternatively, under our Bylaws, if a stockholder does not want to submit a proposal for the 2007 annual meeting for inclusion in our proxy statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board directly (rather than through our Corporate Governance and Nominating Committee), the stockholder may submit the proposal or nomination not less than 45 days or more than 120 days prior to the anniversary of the date on which we first mailed our proxy materials for the 2006 annual meeting, unless the date of the 2007 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2006 annual meeting. For our 2007 annual meeting, we must receive such proposals and nominations no earlier than November 28, 2006 and no later than February 11, 2007. If the date of the 2007 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2006 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2007 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder’s submission must be made by a registered stockholder on its behalf or on behalf of the beneficial owner of the shares and must include certain information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050 or by mail to Cary Klafter, Intel Corporation, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95054-1549. Our Bylaws are also available on our web site at www.intel.com/intel/finance/docs/bylaws.pdf. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.
Financial Statements. Our financial statements for the year ended December 31, 2005 are included in our 2005 Annual Report to Stockholders, which we are sending to our stockholders at the same time as this proxy statement. We encourage our stockholders to conserve natural resources, as well as reduce mailing and printing costs, by signing up for electronic delivery of our stockholder communications. For more information, see “Electronic Delivery of Our Stockholder Communications.” If you have not received or had access to the annual report, please call our Investor Relations department at (408) 765-1480, and we will send a copy to you. Our annual report and this proxy statement are available on the Internet at www.intel.com/intel/annualreports/2005.
COMMUNICATING WITH US
From time to time, we receive inquiries from stockholders asking how they can communicate with us. The following communication options are available.
If you would like to receive information about us, you may use one of the following methods:

1.	Our main Internet site, located at www.intel.com, contains product and marketing information as well as job listings. Our Investor Relations site, located at www.intc.com, contains press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings. This proxy statement and our 2005 Annual Report to Stockholders are both available on the Internet at www.intel.com/intel/annualreports/2005.

2.	To have information such as our latest Form 10-Q or annual report mailed to you, contact our transfer agent, Computershare Investor Services, LLC, by e-mail through their web site at www.computershare.com/contactus or call (800) 298-0146 (within the U.S. and Canada) or (312) 360-5123 (outside the U.S. and Canada). You can view your Intel stock holdings electronically and perform other transactions by enrolling in Computershare’s Investor Centre at www.computershare.com.
If you would like to contact us, call our Investor Relations department at (408) 765-1480, or send correspondence to Intel Corporation, Attn: Investor Relations, M/S RN5-24, 2200 Mission College Blvd., Santa Clara, California 95054-1549. If you would like to communicate with our Board of Directors, please see the procedures described in “Communications from Stockholders to the Board” under the heading “The Board, Board Committees and Meetings.”

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
In accordance with notices that we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary via e-mail at corporate.secretary@intel.com, by fax to (408) 653-8050 or by mail to Cary Klafter, Intel Corporation, M/S SC4-203, 2200 Mission College Blvd., Santa Clara, California 95054-1549, or call our Investor Relations department at (408) 765-1480. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.
Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Intel stock at two different brokerage firms, your household will receive two copies of our annual meeting materials— one from each brokerage firm. To reduce the number of duplicate sets of annual meeting materials that your household receives, you may want to enroll some or all of your accounts in our electronic delivery program. See “Electronic Delivery of Our Stockholder Communications.”

By Order of the Board of Directors

By: Cary I. Klafter
Corporate Secretary
Santa Clara, California
March 28, 2006
Intel, Intel logo, Intel Viiv and Itanium are trademarks or registered trademarks of Intel Corporation or its subsidiaries in the United States and other countries.
*Other names and brands may be claimed as the property of others.

EXHIBIT A
INTEL CORPORATION
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
INTEL CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
      FIRST: The name of the corporation is Intel Corporation.
      SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on March 1, 1989, and the original name of the corporation was Intel Delaware Corporation. The first Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on May 11, 1993. The second Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on March 13, 2003.
      THIRD: Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the provisions of the Certificate of Incorporation as heretofore amended and supplemented are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled “Third ~~Second~~ Restated Certificate of Incorporation of Intel Corporation,” without further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of such single instrument as hereinafter set forth.
      FOURTH: The Board of Directors of the corporation has duly adopted this Third ~~Second~~ Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

1.	The name of the Corporation is Intel Corporation.

2.	The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of all classes of stock that the Corporation is authorized to issue is ten billion fifty million (10,050,000,000) consisting of ten billion (10,000,000,000) shares of Common Stock with a par value of one-tenth of one cent ($.001) per share and fifty million (50,000,000) shares of Preferred Stock with a par value of one-tenth of one cent ($.001) per share. The Preferred Stock may be issued in one or more series, and the Board of Directors of the Corporation is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of Preferred Stock and (ii) to specify the number of shares of any series of Preferred Stock.

5.	The Board of Directors is expressly authorized to make, alter, or repeal the bylaws of the Corporation.

6.	Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

~~7.~~	~~Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.~~

7~~8~~.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third ~~Second~~ Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

8~~9~~.	To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article 8~~9~~ does not affect the availability of equitable remedies for breach of fiduciary duties. Any repeal or modification of the provisions of this Article 8~~9~~ by the stockholders of the Corporation shall not adversely affect any right or protection of any director existing at the time of such repeal or modification.

~~10.~~	~~The vote of the stockholders of the Corporation which shall be required to approve any Business Combination (as hereinafter defined) shall be as set forth in this Article 10.~~

~~(1)~~	~~In addition to any affirmative vote required by law, any other provision of this Second Restated Certificate of Incorporation or otherwise, and except as otherwise expressly provided in paragraph (2) or (6) of this Article 10, none of the following transactions shall be consummated unless and until such transaction shall have been approved by the affirmative vote of the holders of at least 66 2/3 percent of the combined voting power of the outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors (“Capital Stock”):~~

~~(A)~~	~~any merger or consolidation of the Corporation or any material Subsidiary (as hereinafter defined) with or into (i) any corporation which is an Interested Stockholder (as hereinafter defined) or (ii) any other corporation which is or after such merger or consolidation would be an Interested Stockholder; or~~

~~(B)~~	~~any sale, License (as hereinafter defined), lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of transactions) to or with any Interested Stockholder of any material asset or assets of the Corporation; or~~

~~(C)~~	~~the issuance or transfer by the Corporation or any Subsidiary (whether in one transaction or a series of transactions) to an Interested Stockholder of any securities of the Corporation or any Subsidiary in exchange for cash, securities, or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) of $20 million or more; or~~

~~(D)~~	~~the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any material Subsidiary; or~~

~~(E)~~	~~any reclassification of any securities of the Corporation (including any reverse stock split), any recapitalization of the Corporation, any merger or consolidation of the Corporation with or into any of its Subsidiaries, or any other transaction (whether or not with or involving any Interested Stockholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or series thereof of the Corporation or of any Subsidiary directly or indirectly Beneficially Owned (as hereinafter defined) by any Interested Stockholder or as a result of which the stockholders of the Corporation would cease to be stockholders of a corporation having, as part of its articles or certificate of incorporation, provisions to the same effect as this Article 10 and the provisions of Article 12 hereof relating to amendments or changes to this Article 10.~~

~~The term “Business Combination” as used in this Article 10 shall mean any transaction or proposed transaction which is referred to in any one or more of the subparagraphs (A) through (E) of this paragraph (1) of this Article 10.~~

~~(2)~~	~~The provisions of paragraph (1) of this Article 10 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote, if any, as is required by law and any other Article hereof or any agreement between the Corporation and any national securities exchange or otherwise, if all of the conditions specified in either of the following paragraphs (A) or (B) are satisfied:~~

~~(A)~~	~~such Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined) or, in the case of a License, approved by a majority of the~~

~~Disinterested Directors or a committee of Disinterested Directors designated by the Board of Directors; or~~

~~(B)~~	~~if all the conditions specified in each of the following subparagraphs (i), (ii), (iii), (iv) and (v) are satisfied:~~

~~(i)~~	~~the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Capital Stock in such Business Combination, shall be at least equal to the higher of the following:~~

~~(a)~~	~~if applicable, the highest per share price (including any brokerage commissions, transfer taxes, soliciting dealers’ fees and other expenses) paid by the interested Stockholder involved in such Business Combination for any shares of Capital Stock acquired by it during the five-year period immediately prior to the consummation date of such Business Combination; and~~

~~(b)~~	~~the Fair Market Value per share of Capital Stock on the Determination Date (as hereinafter defined) in respect of such Interested Stockholder, the Announcement Date (as hereinafter defined) or the consummation date of such Business Combination, whichever is highest; provided, however, that the prices referred to in the foregoing clauses (a) and (b) of this subparagraph (i) shall be adjusted to reflect fairly any stock dividend, stock split, reverse stock split, combination of shares, recapitalization, reorganization or similar event affecting the number of shares of Capital Stock outstanding and the market price per share of outstanding shares of Capital Stock which has occurred after the date as of which such price is determined; and~~

 ~~(ii)~~	~~unless otherwise specifically required by law, the holders of shares of Capital Stock shall have the right, at their option, to receive payment in cash as the consideration for their shares in the Business Combination, if cash was previously paid by the Interested Stockholder involved in such Business Combination in order to acquire any shares of Capital Stock or any interest in shares of Capital Stock within the two-year period immediately prior to the Announcement Date; and~~

~~(iii)~~	~~after the Determination Date in respect of the Interested Stockholder involved in such Business Combination and prior to the consummation of such Business Combination:~~

~~(a)~~	~~if regular dividends have been paid by the Corporation, except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date thereof any dividend (whether or not cumulative);~~

~~(b)~~	~~there shall have been no reduction in the annual rate of dividends, if any, paid on the Capital Stock (except as necessary to reflect any subdivision of the Capital Stock), except as approved by a majority of the Disinterested Directors;~~

~~(c)~~	~~there shall have been an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split or combination of shares), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Capital Stock, unless the failure to increase such annual rate is approved by a majority of the Disinterested Directors; and~~

~~(d)~~	~~such Interested Stockholder shall not have become the beneficial owner of any additional shares of the Capital Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; and~~

~~(iv)~~	~~after the Determination Date in respect of the Interested Stockholder involved in such Business Combination, such Interested Stockholder shall not have received the benefit, directly or indirectly (except as a shareholder of the Corporation, in proportion to its shareholding), of any loans, advances, guarantees, pledges or other financial assistance or~~

~~any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and~~

~~(v)~~	~~a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing or revising such Act, rules or regulations) shall, at the Corporation’s expense, be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules or regulations or subsequent provisions), and the Disinterested Directors, if there are any at the time, shall have been provided a reasonable opportunity to state their views therein with respect to such proposed Business Combination and to include therewith an opinion of an independent investment banking or appraisal firm selected by the Disinterested Directors with respect to such Business Combination.~~

~~(3)~~	~~For purposes of this Article 10;~~

~~(A)~~	~~An “Affiliate” of a person shall mean any person who, directly or indirectly, controls, is controlled by or is under common control with such person.~~

~~(B)~~	~~“Announcement Date” with respect to any Business Combination means the date on which the proposal of such Business Combination is publicly announced.~~

~~(C)~~	~~An “Associate” shall mean~~

~~(i)~~	~~with respect to a corporation or association, any officer or director thereof or of a subsidiary thereof,~~

~~(ii)~~	~~with respect to a partnership, any general partner thereof or any limited partner thereof having a ten percent ownership interest in such partnership,~~

~~(iii)~~	~~with respect to any other trust or an estate, any officer or trustee thereof or of any subsidiary thereof,~~

~~(iv)~~	~~with respect to any other trust or an estate, any trustee, executor or similar fiduciary and any person who has a substantial interest as a beneficiary of such trust or estate,~~

~~(v)~~	~~with respect to a natural person, the spouses and children thereof and any other relative thereof or of the spouse thereof who has the same home, and~~

~~(vi)~~	~~any Affiliate of any such person.~~

~~(D)~~	~~A person shall be a “Beneficial Owner” of, or have “Beneficial Ownership” of or “Beneficially Own,” any Capital Stock over which such person or any of its Affiliates or Associates, directly or indirectly, through any contract, arrangement, understanding or relationship, has or shares or, upon the exercise of any conversion right, exchange right, warrant, option or similar interest (whether or not then exercisable), would have or share either (i) voting power (including the power to vote or to direct the voting) of such security or (ii) investment power (including the power to dispose or direct the disposition) of such security. For the purposes of determining whether a person is an Interested Stockholder, the number of shares of Capital Stock deemed to be outstanding shall include any shares Beneficially Owned by such Person even though not actually outstanding, but shall not include any other shares of Capital Stock which are not outstanding but which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of any conversion right, exchange right, warrant, option or similar interest.~~

~~(E)~~	~~“Consolidated Transaction Reporting System” shall mean the system of reporting securities information operated under the authority of Rule 11Aa3-1 under the Securities Exchange Act of 1934, as such rule may from time to time be amended, and any successor rule or rules.~~

~~(F)~~	~~“Determination Date” in respect of an Interested Stockholder shall mean the date on which such Interested Stockholder first became an Interested Stockholder.~~

~~(G)~~	~~“Disinterested Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate or Associate of, and was not directly or indirectly a nominee of, any Interested Stockholder involved in such Business Combination or any Affiliate or Associate of such Interested Stockholder and who (i) was a member of the Board of Directors of Intel Corporation, a California corporation, on April 16, 1986; (ii) was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder or (iii) is a successor of a Disinterested Director and was nominated to succeed a Disinterested Director by a majority of the Disinterested Directors on the Board of Directors at the time of his nomination. Any reference to “Disinterested Directors” shall refer to a single Disinterested Director if there be but one. Any reference to an approval, designation or determination by a majority of the Disinterested Directors shall mean such approval, designation or determination by a committee of the Board of Directors comprised of all Disinterested Directors and exercising its authority as a committee of the Board to the extent permissible by law.~~

~~(H)~~	~~“Fair Market Value” as of any particular date shall mean (i) in the case of stock, the average of the closing sale price during the 90 trading days immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the last sale prices at 4:00 p.m. New York time during the 90 trading days immediately preceding the date in question reported in the Consolidated Transaction Reporting System (as heretofore defined) or, if such stock is not so reported, the average of the highest reported bid and the lowest reported asked quotations for a share of such stock furnished by the National Association of Securities Dealers Automated Quotation System or any successor quotation reporting system or, if quotations are not available in such system, as furnished by the National Quotation Bureau Incorporated or, if quotations are not available in such system, any similar organization furnishing quotations and, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith and (ii) in the case of property other than cash or stock, the fair market value of such stock or property, as the case may be, on the date in question as determined by a reputable investment banking or appraisal firm in good faith (such firm to be engaged solely on behalf of the stockholders other than the Interested Stockholder, to be paid a reasonable fee for their services by the Corporation upon receipt of such opinion and which fee shall not be contingent on the consummation of the action or transaction, to be a firm which has not previously been associated with or rendered substantial services to or acted as manager of an underwriting or as agent for the Interested Stockholder or any other person whose stock in the Corporation or any Subsidiary the Interested Stockholder beneficially owns or controls, and to be selected by a majority of the Disinterested Directors) and which value has been approved by a majority of the Disinterested Directors in good faith.~~

~~(I)~~	~~“Interested Stockholder” shall mean any person, other than the Corporation, any Subsidiary or any employee benefit plan of the Corporation or any Subsidiary, who or which (i) is the Beneficial Owner, directly or indirectly, of shares of Capital Stock which are entitled to cast five percent or more of the total votes which all of the then outstanding shares of Capital Stock are entitled to cast in the election of directors or is an Affiliate or Associate of any such person or (ii) acts with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding or disposing of securities of the Corporation, and such group is the Beneficial Owner, directly or indirectly, of shares of Capital Stock which are entitled to cast five percent or more of the total votes which all of the then outstanding shares of Capital Stock are entitled to cast in the election of directors, and any reference to a particular Interested Stockholder involved in a Business Combination shall also refer to any Affiliate or Associate thereof, any predecessor thereto and any other person acting as a member of a partnership, limited partnership, syndicate or group with such particular Interested Stockholder within the meaning of the foregoing clause (ii) of this subparagraph (I).~~

~~(J)~~	~~“License” shall mean a material license which is not granted in standard commercial transactions and is not generally available to commercial customers of the Corporation.~~

~~(K)~~	~~A “person” shall mean any individual, firm, corporation (which shall include a business trust), partnership, joint venture, trust or estate, association or other entity.~~

~~(L)~~	~~“Subsidiary” shall mean any corporation or partnership of which a majority of any class of its equity securities is owned, directly or indirectly, by the Corporation.~~

~~(4)~~	~~A majority of the Disinterested Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 10, including, without limitation (i) whether a person is an Interested Stockholder, (ii) the number of shares of Capital Stock Beneficially Owned by any person, (iii) whether a person is an Affiliate or Associate of another person, (iv) whether the requirements of paragraph (2) of this Article 10 have been met with respect to any Business Combination, and (v) whether two or more transactions constitute a “series of transactions” for purposes of paragraph (1) of this Article 10. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article 10.~~

~~(5)~~	~~Nothing contained in this Article 10 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.~~

~~(6)~~	~~The provisions of paragraph (1) of this Article 10 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such vote of stockholders, if any, as is required by law and any other Article hereof or any agreement between the Corporation and any national securities exchange or otherwise, if on the date of determining the stockholders entitled to vote on such Business Combination, the laws of the State of Delaware do not permit the corporation to require the affirmative vote of the holders of at least 66 2/3 percent of the combined voting power of the outstanding shares of Capital Stock to approve such Business Combination.~~

9~~11~~.	Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by the stockholders.

~~12.~~	~~In addition to any requirements of law and any other provisions hereof (and notwithstanding the fact that approval by a lesser vote may be permitted by law or any other provision hereof), the affirmative vote of the holders of at least 66 2/3 percent of the voting power of the then outstanding shares of stock of all classes and all series of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provision inconsistent with, this Article 12 or Articles 10 or 11 hereof.~~

EXHIBIT B
INTEL CORPORATION
2006 EQUITY INCENTIVE PLAN
EFFECTIVE MAY 17, 2006

1.	PURPOSE
The purpose of this Intel Corporation 2006 Equity Incentive Plan (the “Plan”) is to advance the interests of Intel Corporation, a Delaware corporation, and its Subsidiaries (hereinafter collectively “Intel” or the “Corporation”), by stimulating the efforts of employees who are selected to be participants on behalf of Intel, aligning the long-term interests of participants with those of stockholders, heightening the desire of participants to continue in working toward and contributing to the success of Intel, assisting Intel in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations, and to attract, motivate and retain the best available individuals for service to the Corporation. This Plan permits the grant of stock options, stock appreciation rights, restricted stock and restricted stock units, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan.

2.	DEFINITIONS

(a)	“Award” means a stock option, stock appreciation right, restricted stock or restricted stock unit granted to a Participant pursuant to the Plan.

(b)	“Board of Directors” means the Board of Directors of the Corporation.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(d)	“Committee” shall mean the committee appointed by the Board of Directors from among its members to administer the Plan pursuant to Section 3.

(e)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

(f)	“Outside Director” shall mean a member of the Board of Directors who is not otherwise an employee of the Corporation.

(g)	“Participants” shall mean those individuals to whom Awards have been granted from time to time and any authorized transferee of such individuals.

(h)	“Performance Award” means an Award the grant, issuance, retention, vesting and/or settlement of which is subject to satisfaction of one or more of the Qualifying Performance Criteria specified in Section 10(b).

(i)	“Plan” means this Intel Corporation 2006 Equity Incentive Plan.

(j)	“Share” shall mean a share of common stock, $.001 par value, of the Corporation or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 11.

(k)	“Subsidiary” means any corporation or entity in which Intel Corporation owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

3.	ADMINISTRATION

(a)	Composition of Committee. This Plan shall be administered by the Committee. The Committee shall consist of two or more Outside Directors who shall be appointed by the Board of Directors. The Board of Directors shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof, and in such instances references herein to the Committee shall refer to the Board of Directors.

(b)	Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more directors of the Corporation (who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants who are not executive officers, and such actions shall be treated for all purposes as if taken by the Committee. The Committee may delegate to a Subcommittee of one or more officers of the Corporation the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants (other than any such officers themselves) who are not directors or executive officers, provided however that the resolution so authorizing such officer(s) shall specify the total number of rights or options such Subcommittee may so award, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee, and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the administration of the Plan to an officer or officers of the Corporation, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(c)	Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii)	to determine which persons are eligible to be Participants, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

(iii)	to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors;

(iv)	to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(v)	to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(vi)	to determine whether, and the extent to which, adjustments are required pursuant to Section 11;

(vii)	to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

(viii)	to make all other determinations deemed necessary or advisable for the administration of this Plan.

(d)	Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Corporation, (ii) any leave of absence approved by the Corporation or a Subsidiary, (iii) any transfer between locations of employment with the Corporation or a Subsidiary or between the Corporation and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Corporation or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

(e)	Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Participants or other persons claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

4.	PARTICIPANTS
Awards under the Plan may be granted to any person who is an employee or Outside Director of the Corporation. Outside Directors may be granted Awards only pursuant to Section 9 of the Plan. The status of the Chairman of the Board of Directors as an employee or Outside Director shall be determined by the Committee. Any person designated by the Corporation as an independent contractor shall not be treated as an employee and shall not be eligible for Awards under the Plan.

5.	EFFECTIVE DATE AND EXPIRATION OF PLAN

(a)	Effective Date. This Plan was approved by the Board of Directors on February 23, 2006 and became effective on May 17, 2006.

(b)	Expiration Date. The Plan shall remain available for the grant of Awards until June 30, 2008 or such earlier date as the Board of Directors may determine. The expiration of the Committee’s authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.

6.	SHARES SUBJECT TO THE PLAN

(a)	Aggregate Limits. Subject to adjustment as provided in Section 11, the aggregate number of Shares authorized for issuance as Awards under the Plan is 175,000,000, of which no more than an aggregate of 80,000,000 Shares may be issued as restricted stock or restricted stock units and no more than an aggregate of 7,000,000 Shares shall be available for issuance as stock options under any program providing for stock option grants that vest in full in five or more years and that have a maximum term of ten years. The Shares subject to the Plan may be either Shares reacquired by the Corporation, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full may again be made subject to an Award under the Plan. The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of the option exercise price.

(b)	Tax Code Limits. The aggregate number of Shares subject to stock options or stock appreciation rights granted under this Plan during any calendar year to any one Participant shall not exceed 3,000,000. The aggregate number of Shares subject to restricted stock or restricted stock unit Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares issued pursuant to incentive stock options granted under the Plan shall not exceed 175,000,000, which limitation shall be subject to adjustment under Section 11 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing incentive stock options under Section 422 of the Code.

7.	PLAN AWARDS

(a)	Award Types. The Committee, on behalf of the Corporation, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: stock options, stock appreciation rights, restricted stock and restricted stock units. Such arrangements and benefits are sometimes referred to herein as “Awards.” The Committee, in its discretion, may determine that any Award granted hereunder shall be a Performance Award.

(i)	Stock Options. A “Stock Option” is a right to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Option Agreement”). The Committee may grant Stock Options intended to be eligible to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code and Stock Options that are not intended to qualify as ISOs (“Non-qualified Stock Options”), as it, in its sole discretion, shall determine.

(ii)	Stock Appreciation Rights. A “Stock Appreciation Right” or “SAR” is a right to receive, in cash or stock (as determined by the Committee), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the “SAR Agreement”).

(iii)	Restricted Stock. A “Restricted Stock” Award is an award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Agreement”).

(iv)	Restricted Stock Unit. A “Restricted Stock Unit” Award is an award of a right to receive, in cash or stock (as determined by the Committee) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Unit Agreement”).

(b)	Grants of Awards. An Award may consist of one of the foregoing arrangements or benefits or two or more of them in tandem or in the alternative.

8.	EMPLOYEE PARTICIPANT AWARDS

(a)	Grant, Terms and Conditions of Stock Options and SARs

The Committee may grant Stock Options or SARs at any time and from time to time prior to the expiration of the Plan to eligible employee Participants selected by the Committee. No Participant shall have any rights as a stockholder with respect to any Shares subject to Stock Options or SARs hereunder until said Shares have been issued. Each Stock Option or SAR shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Each Stock Option grant will expressly identify the Stock Option as an ISO or as a Non-qualified Stock Option. Stock Options or SARs granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(i)	Price. The purchase price (also referred to as the exercise price) under each Stock Option or SAR granted hereunder shall be established by the Committee. The purchase price per Share shall not be less than 100% of the market value of a Share on the date of grant. For purposes of the Plan, “market value” shall mean the average of the high and low sales prices of the Corporation’s common stock. The exercise price of a Stock Option shall be paid in cash or in such other form if and to the extent permitted by the Committee, including without limitation by delivery of already owned Shares, withholding (either actually or by attestation) of Shares otherwise issuable under such Stock Option and/or by payment under a broker-assisted sale and remittance program acceptable to the Committee.

(ii)	No Repricing. Other than in connection with a change in the Corporation’s capitalization (as described in Section 11 of the Plan), the exercise price of a Stock Option or SAR may not be reduced without stockholder approval.

(iii)	No Reload Grants. Stock Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(iv)	Duration, Exercise and Termination of Stock Options and SARs. Each Stock Option or SAR shall be exercisable at such time and in such installments during the period prior to the expiration of the Stock Option or SAR as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Stock Option or SAR subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee. At any time after the grant of a Stock Option, the Committee may reduce or eliminate any restrictions on the Participant’s right to exercise all or part of the Stock Option, except that no Stock Option shall first become exercisable within one (1) year from its date of grant, other than upon the death, disability or retirement of the person to whom the Stock Option was granted, in each case as specified in the Option Agreement.

Each Stock Option or SAR that vests in full in less than five (5) years (standard grants) must expire within a period of not more than seven (7) years from the grant date and each Stock Option or SAR that vests in full in five (5) or more years (long-term retention grants) must expire within a period of not more than ten (10) years from the grant date. In each case, the Option Agreement or SAR Agreement may provide for expiration prior to the end of the stated term of the Award in the event of the termination of employment or service of the Participant to whom it was granted.

(v)	Suspension or Termination of Stock Options and SARs. If at any time (including after a notice of exercise has been delivered) the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Intel acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an “executive officer” for purposes of Section 16 of the Exchange Act, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.

(vi)	Conditions and Restrictions Upon Securities Subject to Stock Options or SARs. Subject to the express provisions of the Plan, the Committee may provide that the Shares issued upon exercise of a Stock Option or SAR shall be subject to such further conditions or agreements as the Committee in its discretion may specify prior to the exercise of such Stock Option or SAR, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions. The obligation to make payments with respect to SARs may be satisfied through cash payments or the delivery of Shares, or a combination thereof as the Committee shall determine. The Committee may establish rules for the deferred delivery of Common Stock upon exercise of a Stock Option or SAR with the deferral evidenced by use of Restricted Stock Units equal in number to the number of Shares whose delivery is so deferred.

(vii)	Other Terms and Conditions. Stock Options and SARs may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate.

(viii)	ISOs. Stock Options intending to qualify as ISOs may only be granted to employees of the Corporation within the meaning of the Code, as determined by the Committee. No ISO shall be granted to any person if immediately after the grant of such Award, such person would own stock, including stock subject to outstanding Awards held by him or her under the Plan or any other plan established by the Corporation, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation. To the extent that the Option Agreement specifies that a Stock Option is intended to be treated as an ISO, the Stock Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Corporation that the Stock Option is or will be determined to qualify as an ISO. If and to the extent that any Shares are issued under a portion of any Stock Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause a Stock Option to cease to qualify as an ISO pursuant to the Code and by accepting a Stock Option the Participant agrees in advance to such disqualifying action.

(b)	Grant, Terms and Conditions of Restricted Stock and Restricted Stock Units

The Committee may grant Restricted Stock or Restricted Stock Units at any time and from time to time prior to the expiration of the Plan to eligible employee Participants selected by the Committee. A Participant shall have rights as a stockholder with respect to any Shares subject to a Restricted Stock Award hereunder only to the extent specified in this Plan or the Restricted Stock Agreement evidencing such Award. Awards of Restricted Stock or Restricted Stock Units shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Awards of Restricted Stock or Restricted Stock Units granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(i)	Terms and Conditions. Each Restricted Stock Agreement and each Restricted Stock Unit Agreement shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(ii)	Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Restricted Stock or Restricted Stock Units shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of such Shares at the date of grant or issuance.

(iii)	Share Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards subject to continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and/or personal performance evaluations. Up to 100,000 Shares shall be available for issuance to employee Participants as Awards having no minimum vesting period. No condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year, and no condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Restricted Stock or Restricted Stock Unit Award in less than pro rata installments over three years from the date the Award is made, other than with respect to such Awards that are issued upon exercise or settlement of Stock Options or SARs or upon the death, disability or retirement of the Participant, in each case as specified in the agreement evidencing such Award. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock Award is granted.

(iv)	Termination of Employment. The Restricted Stock or Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Stock or Restricted Stock Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted.

(v)	Restricted Stock Units. Except to the extent this Plan or the Committee specifies otherwise, Restricted Stock Units represent an unfunded and unsecured obligation of the Corporation and do not confer any of the rights of a stockholder until Shares are issued thereunder. Settlement of Restricted Stock Units upon expiration of the deferral or vesting period shall be made in Shares or otherwise as determined by the Committee. Dividends or dividend equivalent rights shall be payable in cash or in additional shares with respect to Restricted Stock Units only to the extent specifically provided for by the Committee. Until a Restricted Stock Unit is settled, the number of Shares represented by a Restricted Stock Unit shall be subject to adjustment pursuant to Section 11. Any Restricted Stock Units that are settled after the Participant’s death shall be distributed to the Participant’s designated beneficiary(ies) or, if none was designated, the Participant’s estate.

(vi)	Suspension or Termination of Restricted Stock Options and Restricted Stock Units. If at any time the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the vesting of Shares under the Participant’s Restricted Stock or Restricted Stock Unit Awards pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Intel acts as agent to terminate such agency relationship, the Participant’s Restricted Stock or Restricted Stock Unit Agreement shall be forfeited and cancelled. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an “executive officer” for purposes of Section 16 of the Exchange Act, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.

9.	OUTSIDE DIRECTOR AWARDS
Each Outside Director may be granted Awards (each an “Outside Director Award”) each fiscal year for up to 30,000 Shares, as determined by the Board of Directors. Notwithstanding anything to the contrary in this Plan, the foregoing limitation shall be subject to adjustment under Section 11. The number of Shares subject to each Outside Director Award, or the formula pursuant to which such number shall be determined, the type or types of Awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards shall be specified from time to time by the Board of Directors, subject to the terms of this Plan, including the terms specified in Section 8. If the Board of Directors reasonably believes that an Outside Director has committed an act of misconduct as specified in Section 8(a)(v) or 8(b)(vi), the Board of Directors may suspend the Outside Director’s right to exercise any Stock Option or SAR and/or the vesting of any Restricted Stock or Restricted Stock Unit Award pending a determination of whether an act of misconduct has been committed. If the Board of Directors determines that an Outside Director has committed an act of misconduct, neither the Outside Director nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever and shall forfeit any unvested Restricted Stock or Restricted Stock Unit Award.

10.	OTHER PROVISIONS APPLICABLE TO AWARDS

(a)	Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms; provided further, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this Section 10(a) shall be void and unenforceable against the Corporation.

(b)	Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, or (v) customer satisfaction. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

(iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year. Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Stock Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c)	Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.

(d)	Documents Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

(e)	Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (c) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares.

(f)	Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by Intel issuing any subject Shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

11.	ADJUSTMENT OF AND CHANGES IN THE COMMON STOCK

(a)	The existence of outstanding Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Corporation or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Corporation of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

(b)	If the outstanding Shares or other securities of the Corporation, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of the Corporation, the Committee may appropriately and equitably adjust the number and kind of Shares or other securities that are subject to this Plan and to the limits under Section 6 and that are subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities subject to such Awards without changing the aggregate exercise or settlement price, if any.

(c)	No right to purchase fractional Shares shall result from any adjustment in Stock Options or SARs pursuant to this Section 11. In case of any such adjustment, the Shares subject to the Stock Option or SAR shall be rounded down to the nearest whole share.

(d)	Any other provision hereof to the contrary notwithstanding (except Section 11(a)), in the event Intel is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by Intel (if Intel is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

12.	LISTING OR QUALIFICATION OF COMMON STOCK
In the event that the Committee determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares, a Stock Option or SAR may not be exercised in whole or in part and a Restricted Stock or Restricted Stock Unit Award shall not vest or be settled unless such listing, qualification, consent or approval has been unconditionally obtained.

13.	TERMINATION OR AMENDMENT OF THE PLAN
The Board of Directors may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan, provided, however, that the Corporation shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 11) required to be submitted for stockholder approval by NASDAQ or that otherwise would:

(a)	Increase the maximum number of Shares for which Awards may be granted under this Plan;

(b)	Reduce the price at which Stock Options may be granted below the price provided for in Section 8(a);

(c)	Reduce the option price of outstanding Stock Options;

(d)	Extend the term of this Plan;

(e)	Change the class of persons eligible to be Participants; or

(f)	Increase the limits in Section 6.
In addition, no such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

14.	WITHHOLDING
To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise with respect to any Stock Option, SAR, Restricted Stock or Restricted Stock Unit Award, or any sale of Shares. The Corporation shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Corporation withhold a portion of the Shares of stock that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant.

15.	GENERAL PROVISIONS

(a)	Employment At Will. Neither the Plan nor the grant of any Award nor any action by the Corporation, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Corporation or a Subsidiary. The Corporation and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of the Corporation or a Subsidiary, as the case may be, it may determine to do so.

(b)	Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

(c)	Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.
16. NON-EXCLUSIVITY OF PLAN
Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock or restricted stock units otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.	COMPLIANCE WITH OTHER LAWS AND REGULATIONS
This Plan, the grant and exercise of Awards thereunder, and the obligation of the Corporation to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary or advisable for the lawful issuance and sale of any Shares hereunder, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option is effective and current or the Corporation has determined that such registration is unnecessary.

18.	LIABILITY OF CORPORATION
The Corporation shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Option or other Award granted hereunder.

EXHIBIT C
INTEL CORPORATION
2006 STOCK PURCHASE PLAN

1.	PURPOSE
The purpose of the Plan is to provide an opportunity for Employees of Intel Corporation, a Delaware corporation (“Intel”) and its Participating Subsidiaries (collectively Intel and its Participating Subsidiaries shall be referred to as the “Company”), to purchase Common Stock of Intel and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan (excluding any sub-plans thereof except as expressly provided in the terms of such sub-plan) qualify as an “Employee Stock Purchase Plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be administered in accordance with this intent. In addition, the Plan authorizes the grant of options pursuant to sub-plans or special rules adopted by the Committee designed to achieve desired tax or other objectives in particular locations outside of the United States or to achieve other business objectives in the determination of the Committee, which sub-plans shall not be required to comply with the requirements of Section 423 of the Code or all of the specific provisions of the Plan, including but not limited to terms relating to eligibility, Subscription Periods or Purchase Price.

2.	DEFINITIONS

(a)	“Applicable Law” shall mean the legal requirements relating to the administration of an employee stock purchase plan under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any stock exchange rules or regulations and the applicable laws of any other country or jurisdiction, as such laws, rules, regulations and requirements shall be in place from time to time.

(b)	“Board” shall mean the Board of Directors of Intel.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(d)	“Commencement Date” shall mean, with respect to a given Subscription Period, the last Trading Day prior to the beginning of an Enrollment Period for such Subscription Period.

(e)	“Committee” shall mean the Compensation Committee of the Board or the subcommittee, officer or officers designated by the Compensation Committee in accordance with Section 15 of the Plan (to the extent of the duties and responsibilities delegated by the Compensation Committee of the Board).

(f)	“Common Stock” shall mean the common stock of Intel, par value $.001 per share, or any securities into which such Common Stock may be converted.

(g)	“Compensation” shall mean the total compensation paid by the Company to an Employee with respect to a Subscription Period, including salary, commissions, overtime, shift differentials, payouts from Intel’s Employee Cash Bonus Program (ECBP), payouts from the Employee Bonus (EB) program, and all or any portion of any item of compensation considered by the Company to be part of the Employee’s regular earnings, but excluding items not considered by the Company to be part of the Employee’s regular earnings. Items excluded from the definition of “Compensation” include but are not limited to such items as relocation bonuses, expense reimbursements, certain bonuses paid in connection with mergers and acquisitions, author incentives, recruitment and referral bonuses, foreign service premiums, differentials and allowances, imputed income pursuant to Section 79 of the Code, income realized as a result of participation in any stock option, restricted stock, restricted stock unit, stock purchase or similar equity plan maintained by Intel or a Participating Subsidiary, and tuition and other reimbursements. The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

(h)	“Effective Date” shall mean July 31, 2006.

(i)	“Employee” shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by Intel or a Participating Subsidiary on Intel’s or such Participating Subsidiary’s payroll records during the relevant participation period. Notwithstanding the foregoing, no employee of Intel or a Participating Subsidiary shall be included within the definition of “Employee” if such person’s customary employment is for less than twenty (20) hours per week or for less than five (5) months per year. Individuals classified as independent contractors, consultants, advisers, or members of the Board are not considered “Employees.”

(j)	”Enrollment Period” shall mean, with respect to a given Subscription Period, that period beginning on the first (1st) day of February and August and ending on the nineteenth (19th) day of February and August during which Employees may elect to participate in order to purchase Common Stock at the end of that Subscription Period in accordance with the terms of this Plan. The duration and timing of Enrollment Periods may be changed or modified by the Committee.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

(l)	“Market Value” on a given date of determination (e.g., a Commencement Date or Purchase Date, as appropriate) shall mean the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange (not including an automated quotation system), its Market Value shall be the closing sales price for a share of the Common Stock (or the closing bid, if no sales were reported) on the date of determination as quoted on such exchange on which the Common Stock has the highest average trading volume, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) if the Common Stock is listed on a national market system and the highest average trading volume of the Common Stock occurs through that system, its Market Value shall be the average of the high and the low selling prices reported on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (iii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Market Value shall be the average of the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or, (iv) in the absence of an established market for the Common Stock, the Market Value thereof shall be determined in good faith by the Board.

(m)	“Offering Price” shall mean the Market Value of a share of Common Stock on the Commencement Date for a given Subscription Period.

(n)	“Participant” shall mean a participant in the Plan as described in Section 5 of the Plan.

(o)	“Participating Subsidiary” shall mean a Subsidiary that has been designated by the Committee in its sole discretion as eligible to participate in the Plan with respect to its Employees.

(p)	“Plan” shall mean this 2006 Stock Purchase Plan, including any sub-plans or appendices hereto.

(q)	“Purchase Date” shall mean the last Trading Day of each Subscription Period.

(r)	“Purchase Price” shall have the meaning set out in Section 8(b).

(s)	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and any reference to a section of the Securities Act shall include any successor provision of the Securities Act.

(t)	“Stockholder” shall mean a record holder of shares entitled to vote such shares of Common Stock under Intel’s by-laws.

(u)	“Subscription Period” shall mean a period of approximately six (6) months at the end of which an option granted pursuant to the Plan shall be exercised. The Plan shall be implemented by a series of Subscription Periods of approximately six (6) months duration, with new Subscription Periods commencing on each February 20 and August 20 occurring on or after the Effective Date and ending on the last Trading Day in the six (6) month period ending on the following August 19 and February 19, respectively. The duration and timing of Subscription Periods may be changed or modified by the Committee.

(v)	“Subsidiary” shall mean any entity treated as a corporation (other than Intel) in an unbroken chain of corporations beginning with Intel, within the meaning of Code Section 424(f), whether or not such corporation now exists or is hereafter organized or acquired by Intel or a Subsidiary.

(w)	“Trading Day” shall mean a day on which U.S. national stock exchanges and the NASDAQ National Market System are open for trading and the Common Stock is being publicly traded on one or more of such markets.

3.	ELIGIBILITY

(a)	Any Employee employed by Intel or by any Participating Subsidiary on a Commencement Date shall be eligible to participate in the Plan with respect to the Subscription Period first following such Commencement Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (not to exceed 30 days) prior to a Commencement Date to be eligible to participate with respect to such Subscription Period. The Committee may also determine that a designated group of highly compensated Employees is ineligible to participate in the Plan so long as the excluded category fits within the definition of “highly compensated employee” in Code Section 414(q).

(b)	No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)) shares of Common Stock, including Common Stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by Intel or its Subsidiaries, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Intel or of any of its Subsidiaries. All Employees who participate in the Plan shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5); provided that individuals participating in a sub-plan adopted pursuant to Section 17 which is not designed to qualify under Code section 423 need not have the same rights and privileges as Employees participating in the Code section 423 Plan. No Employee may participate in more than one Subscription Period at a time.

4.	SUBSCRIPTION PERIODS
The Plan shall generally be implemented by a series of six (6) month Subscription Periods with new Subscription Periods commencing on each February 20 and August 20 and ending on the last Trading Day in the six (6) month periods ending on the following August 19 and February 19, respectively, or on such other date as the Committee shall determine, and continuing thereafter until the Plan is terminated pursuant to Section 14 hereof. The first Subscription Period shall commence on August 21, 2006 and shall end on the last Trading Day on or before February 19, 2007. The Committee shall have the authority to change the frequency and/or duration of Subscription Periods (including the commencement dates thereof) with respect to future Subscription Periods if such change is announced at least thirty (30) days prior to the scheduled occurrence of the first Commencement Date to be affected thereafter.

5.	PARTICIPATION

(a)	An Employee who is eligible to participate in the Plan in accordance with its terms on a Commencement Date shall automatically receive an option in accordance with Section 8(a) and may become a Participant by completing and submitting, on or before the date prescribed by the Committee with respect to a given Subscription Period, a completed payroll deduction authorization and Plan enrollment form provided by Intel or its Participating Subsidiaries or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Compensation, not to be less than two percent (2%) and not to exceed ten percent (10%) of the Employee’s Compensation (or such other percentages as the Committee may establish from time to time before a Commencement Date) of such Employee’s Compensation on each payday during the Subscription Period. All payroll deductions will be held in a general corporate account or a trust account. No interest shall be paid or credited to the Participant with respect to such payroll deductions. Intel shall maintain or cause to be maintained a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account, unless payroll deductions are prohibited under Applicable Law, in which case the provisions of Section 5(b) of the Plan shall apply.

(b)	Notwithstanding any other provisions of the Plan to the contrary, in locations where local law prohibits payroll deductions, an eligible Employee may elect to participate through contributions to his or her account under the Plan in a form acceptable to the Committee. In such event, any such Employees shall be deemed to be participating in a sub-plan, unless the Committee otherwise expressly provides that such Employees shall be treated as participating in the Plan. All such contributions will be held in a general corporate account or a trust account. No interest shall be paid or credited to the Participant with respect to such contributions.

(c)	Under procedures and at times established by the Committee, a Participant may withdraw from the Plan during a Subscription Period, by completing and filing a new payroll deduction authorization and Plan enrollment form with the Company or by following electronic or other procedures prescribed by the Committee. If a Participant withdraws from the Plan during a Subscription Period, his or her accumulated payroll deductions will be refunded to the Participant without interest, his or her right to participate in the current Subscription Period will be automatically terminated and no further payroll deductions for the purchase of Common Stock will be made during the Subscription Period. Any Participant who wishes to withdraw from the Plan during a Subscription Period, must complete the withdrawal procedures prescribed by the Committee before the last forty-eight (48) hours of such Subscription Period, subject to any changes to the rules established by the Committee pertaining to the timing of withdrawals, limiting the frequency with which

Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

(d)	A Participant may not increase his or her rate of contribution through payroll deductions or otherwise during a given Subscription Period. A Participant may decrease his or her rate of contribution through payroll deductions one time only during a given Subscription Period and only during an open enrollment period or such other times specified by the Committee by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at the originally elected rate throughout the Subscription Period and future Subscription Periods. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code for a given calendar year, the Committee may reduce a Participant’s payroll deductions to zero percent (0%) at any time during a Subscription Period scheduled to end during such calendar year. Payroll deductions shall re-commence at the rate provided in such Participant’s enrollment form at the beginning of the first Subscription Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 5(c).

6.	TERMINATION OF EMPLOYMENT
In the event any Participant terminates employment with Intel and its Participating Subsidiaries for any reason (including death) prior to the expiration of a Subscription Period, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. Whether a termination of employment has occurred shall be determined by the Committee. If a Participant’s termination of employment occurs within a certain period of time as specified by the Committee (not to exceed 30 days) prior to the Purchase Date of the Subscription Period then in progress, his or her option for the purchase of shares of Common Stock will be exercised on such Purchase Date in accordance with Section 9 as if such Participant were still employed by the Company. Following the purchase of shares on such Purchase Date, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest. The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Participating Subsidiaries, Subsidiaries and Intel, and the Committee may establish termination-of-employment procedures for this Plan that are independent of similar rules established under other benefit plans of Intel and its Subsidiaries; provided that such procedures are not in conflict with the requirements of Section 423 of the Code.

7.	STOCK
Subject to adjustment as set forth in Section 11, the maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be two hundred forty million (240,000,000) shares. Notwithstanding the above, subject to adjustment as set forth in Section 11, the maximum number of shares that may be issued to any Employee in a given Subscription Period shall be seventy two thousand (72,000) shares of Common Stock. If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds either maximum, the Committee shall make, as applicable, such adjustment or pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

8.	OFFERING

(a)	On the Commencement Date relating to each Subscription Period, each eligible Employee, whether or not such Employee has elected to participate as provided in Section 5(a), shall be granted an option to purchase that number of whole shares of Common Stock (as adjusted as set forth in Section 11) not to exceed seventy two thousand (72,000) shares (or such lower number of shares as determined by the Committee), which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Subscription Period at the purchase price specified in Section 8(b) below, subject to the additional limitation that no Employee participating in the Plan shall be granted an option to purchase Common Stock under the Plan if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of Intel and its Subsidiaries to accrue at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of the Plan, an option is “granted” on a Participant’s Commencement Date.

An option will expire upon the earliest to occur of (i) the termination of a Participant’s participation in the Plan or such Subscription Period (ii) the beginning of a subsequent Subscription Period in which such Participant is participating; or (iii) the termination of the Subscription Period. This Section 8(a) shall be interpreted so as to comply with Code Section 423(b)(8).

(b)	The Purchase Price under each option shall be with respect to a Subscription Period the lower of (i) a percentage (not less than eighty-five percent (85%)) established by the Committee (“Designated Percentage”) of the Offering Price, or (ii) the Designated Percentage of the Market Value of a share of Common Stock on the Purchase Date on which the Common Stock is purchased; provided that the Purchase Price may be adjusted by the Committee pursuant to Sections 11 or 12 in accordance with Section 424(a) of the Code. The Committee may change the Designated Percentage with respect to any future Subscription Period, but not to below eighty-five percent (85%), and the Committee may determine with respect to any prospective Subscription Period that the option price shall be the Designated Percentage of the Market Value of a share of the Common Stock on the Purchase Date.

9.	PURCHASE OF STOCK
Unless a Participant withdraws from the Plan as provided in Section 5(c) or except as provided in Sections 7, 12 or 14(b), upon the expiration of each Subscription Period, a Participant’s option shall be exercised automatically for the purchase of that number of whole shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall purchase at the applicable price specified in Section 8(b). Notwithstanding the foregoing, Intel or its Participating Subsidiary may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which Intel or its Participating Subsidiary determines is required by Applicable Law. Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan. The shares of Common Stock purchased upon exercise of an option hereunder shall be considered for tax purposes to be sold to the Participant on the Purchase Date. During his or her lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

10.	PAYMENT AND DELIVERY
As soon as practicable after the exercise of an option, Intel shall deliver or cause to have delivered to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant’s account not used for the purchase, except as specified below. The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Company, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. Intel or its Participating Subsidiary shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other Stockholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 10. The Committee may in its discretion direct Intel to retain in a Participant’s account for the subsequent Subscription Period any payroll deductions which are not sufficient to purchase a whole share of Common Stock or to return such amount to the Participant. Any other amounts left over in a Participant’s account after a Purchase Date shall be returned to the Participant without interest.

11.	RECAPITALIZATION
Subject to any required action by the Stockholders of Intel, if there is any change in the outstanding shares of Common Stock because of a merger, consolidation, spin-off, reorganization, recapitalization, dividend in property other than cash, stock split, reverse stock split, stock dividend, liquidating dividend, combination or reclassification of the Common Stock (including any such change in the number of shares of Common Stock effected in connection with a change in domicile of Intel), or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by Intel, provided that conversion of any convertible securities of Intel shall not be deemed to have been “effected without consideration,” the number of securities covered by each option under the Plan which has not yet been exercised and the number of securities which have been authorized and remain available for issuance under the Plan, as well as the maximum number of securities which may be purchased by a Participant in a Subscription Period, and the price per share covered by each option under the Plan which has not yet been exercised, may be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances. The Board’s determinations under this Section 11 shall be conclusive and binding on all parties.

12.	MERGER, LIQUIDATION, OTHER CORPORATE TRANSACTIONS

(a)	In the event of the proposed liquidation or dissolution of Intel, the Subscription Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

(b)	In the event of a proposed sale of all or substantially all of the assets of Intel, or the merger or consolidation or similar combination of Intel with or into another entity, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor entity, (2) a date established by the Board on or before the date of consummation of such merger, consolidation, combination or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants, or (4) outstanding options shall continue unchanged.

13.	TRANSFERABILITY
Neither payroll deductions credited to a Participant’s bookkeeping account nor any rights to exercise an option or to receive shares of Common Stock under the Plan may be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5(c).

14.	AMENDMENT OR TERMINATION OF THE PLAN

(a)	The Plan shall continue from the Effective Date until August 31, 2011, unless it is terminated in accordance with Section 14(b).

(b)	The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, and the Committee may revise or amend the Plan consistent with the exercise of its duties and responsibilities as set forth in the Plan or any delegation under the Plan, except that, without approval of the Stockholders, no such revision or amendment shall increase the number of shares subject to the Plan, other than an adjustment under Section 11 of the Plan, or make other changes for which Stockholder approval is required under Applicable Law. Upon a termination or suspension of the Plan, the Board may in its discretion (i) return without interest, the payroll deductions credited to Participants’ accounts to such Participants or (ii) set an earlier Purchase Date with respect to a Subscription Period then in progress.

15.	ADMINISTRATION

(a)	The Board has appointed the Compensation Committee of the Board to administer the Plan (the “Committee”), who will serve for such period of time as the Board may specify and whom the Board may remove at any time. The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan. The Committee may delegate to a sub-committee or to an officer or officers of Intel the day-to-day administration of the Plan. The Committee shall have full power and authority to adopt, amend and rescind any rules and regulations which it deems desirable and appropriate for the proper administration of the Plan, to construe and interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board. Decisions of the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan.

(b)	In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

16.	COMMITTEE RULES FOR FOREIGN JURISDICTIONS
The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not in the Plan. The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423 and shall be deemed to be outside the scope of Code section 423 unless the terms of the sub-plan provide to the contrary. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Committee shall not be required to obtain the approval of the Stockholders prior to the adoption, amendment or termination of any sub-plan unless required by the laws of the foreign jurisdiction in which Employees participating in the sub-plan are located.

17.	SECURITIES LAWS REQUIREMENTS

(a)	No option granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, applicable state and foreign securities laws and the requirements of any stock exchange upon which the Shares may then be listed, subject to the approval of counsel for the Company with respect to such compliance. If on a Purchase Date in any Subscription Period hereunder, the Plan is not so registered or in such compliance, options granted under the Plan which are not in material compliance shall not be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Commencement Date relating to such Subscription Period. If, on the Purchase Date of any offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, options granted under the Plan which are not in material compliance shall not be exercised and all payroll deductions accumulated during the Subscription Period (reduced to the extent, if any, that such deductions have been used to acquire shares of Common Stock) shall be returned to the Participants, without interest. The provisions of this Section 17 shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.

(b)	As a condition to the exercise of an option, Intel may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for Intel, such a representation is required by any of the aforementioned applicable provisions of law.

18.	GOVERNMENTAL REGULATIONS
This Plan and Intel’s obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

19.	NO ENLARGEMENT OF EMPLOYEE RIGHTS
Nothing contained in this Plan shall be deemed to give any Employee or other individual the right to be retained in the employ or service of Intel or any Participating Subsidiary or to interfere with the right of Intel or Participating Subsidiary to discharge any Employee or other individual at any time, for any reason or no reason, with or without notice.

20.	GOVERNING LAW
This Plan shall be governed by applicable laws of the State of Delaware and applicable federal law.

21.	EFFECTIVE DATE
This Plan shall be effective on the Effective Date, subject to approval of the Stockholders of Intel within twelve (12) months before or after its date of adoption by the Board.

22.	REPORTS
Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be made available to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

23.	DESIGNATION OF BENEFICIARY FOR OWNED SHARES
With respect to shares of Common Stock purchased by the Participant pursuant to the Plan and held in an account maintained by Intel or its assignee on the Participant’s behalf, the Participant may be permitted to file a written designation of beneficiary, who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of a Subscription Period but prior to delivery to him or her of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to the Purchase Date of a Subscription Period. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective, to the extent required by local law. The Participant (and if required under the preceding sentence, his or her spouse) may change such designation of beneficiary at any time by written notice. Subject to local legal requirements, in the event of a Participant’s death, Intel or its assignee shall deliver any shares of Common Stock and/or cash to the designated beneficiary. Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant’s death, Intel shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of Intel), Intel in its sole discretion, may deliver (or cause its assignee to deliver) such shares of Common Stock and/or cash to the spouse, or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to Intel, then to such other person as Intel may determine. The provisions of this Section 23 shall in no event require Intel to violate local law, and Intel shall be entitled to take whatever action it reasonably concludes is desirable or appropriate in order to transfer the assets allocated to a deceased Participant’s account in compliance with local law.

24.	ADDITIONAL RESTRICTIONS OF RULE 16b-3.
The terms and conditions of options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions, if any, as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

25.	NOTICES
All notices or other communications by a Participant to Intel or the Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Intel or the Committee at the location, or by the person, designated by Intel for the receipt thereof.

Directions to the Santa Clara Convention Center
5001 Great America Parkway, Santa Clara, California
The Santa Clara Convention Center is located at the corner of Great America Parkway and Tasman Drive. Parking is available in front of the building and in a large parking garage behind the Convention Center. There is no charge for parking. The meeting will be held in the auditorium on the second level of the Convention Center.
From San Francisco

Take 101 South to the Great America Parkway exit. Go East onto Great America Parkway (a left turn). Follow for 1 1/2 miles to Tasman Drive. Turn right onto Tasman Drive, and the Convention Center will be on your left.
From Oakland

Take 880 South to 237 West. Turn left at the Great America Parkway exit. Follow for about 3/4 mile. Turn left onto Bunker Hill Drive (the Westin Hotel will be on your left). This will bring you directly into the parking garage for the Convention Center and the hotel.
From San Jose/ Monterey/ Morgan Hill

Take 101 North to the Great America Parkway exit. Go East onto Great America Parkway (a right turn). Follow for 1 1/2 miles to Tasman Drive. Turn right onto Tasman Drive, and the Convention Center will be on your left.
From Sacramento/ Walnut Creek/ Dublin

Take 680 South to Calaveras Highway/237 West. See directions from Oakland (237 West).
From Santa Cruz/ Los Gatos

Take 880 North to 101 North. See directions from San Jose.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T Mark this box with an X if you have made changes to your name or address details above. Annual Meeting Proxy Card 123456 C0123456789 12345 A Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. The Board of Directors recommends a vote FOR the listed nominees. For Against Abstain For Against Abstain For Against Abstain 1a — Craig R. Barrett 1e — Reed E. Hundt 1i — Jane E. Shaw 1b — Charlene Barshefsky 1f — Paul S. Otellini 1j — John L. Thornton 1c — E. John P. Browne 1g — James D. Plummer 1k — David B. Yoffie 1d — D. James Guzy 1h — David S. Pottruck B Issues The Board of Directors recommends a vote FOR the following proposals. For Against Abstain 2. Amendment of the Second Restated Certificate of Incorporation (“Certificate of Incorporation”) to repeal Article 10 (the “fair price provision”) For Against Abstain 3. Amendment of the Certificate of Incorporation to repeal Article 7 and Article 12 (the “supermajority vote provisions”) For Against Abstain 4. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year For Against Abstain 5. Approval of the 2006 Equity Incentive Plan 6. Approval of the 2006 Stock Purchase Plan C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed. NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box Date (mm/dd/yyyy) 1 U P X 0 0 8 3 5 5 1

Proxy — Intel Corporation May 17, 2006, 8:30 a.m. Pacific Time Santa Clara Convention Center 5001 Great America Parkway, Santa Clara, California Proxy Solicited by Board of Directors for Annual Meeting — May 17, 2006 Craig R. Barrett, Paul S. Otellini, Cary I. Klafter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Intel Corporation to be held on May 17, 2006 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR item 1a through item 1k (Election of Directors), FOR item 2 (Amendment of the Certificate of Incorporation to Repeal the Fair Price Provision), FOR item 3 (Amendment of the Certificate of Incorporation to Repeal the Supermajority Vote Provisions), FOR item 4 (Ratification of Selection of Independent Registered Public Accounting Firm), FOR item 5 (Approval of the 2006 Equity Incentive Plan), and FOR item 6 (Approval of the 2006 Stock Purchase Plan). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.) Telephone and Internet Voting Instructions You can vote by telephone OR Internet! Available 24 hours a day 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. To vote using the Telephone (within U.S. and Canada) · Call toll free 1-866-593-2341 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. · Follow the simple instructions provided by the recorded message. To vote using the Internet • Go to the following web site: WWW.COMPUTERSHARE.COM/INTELPROXY · Enter the information requested on your computer screen and follow the simple instructions. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 17, 2006. THANK YOU FOR VOTING.